UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                         )

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AGILENT TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Agilent Technologies, Inc. 5301 Stevens Creek Blvd. Santa Clara, California 95051 William P. Sullivan President and Chief Executive Officer

January 2011

To our Stockholders:

     I am pleased to invite you to attend the annual meeting of stockholders of Agilent Technologies, Inc. (“Agilent”) to be held on Tuesday, March 1, 2011 at 10:00 a.m., Pacific Standard Time, at the South San Francisco Conference Center located at 255 South Airport Boulevard, South San Francisco, California (U.S.A.). Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     If you are unable to attend the annual meeting in person, you may participate through the Internet or by telephone. To participate in the live webcast, log on at www.investor.agilent.com and select the link for the webcast. To listen by telephone, please call (800) 706-7749 (international callers should dial (617) 614-3474). The meeting pass code is 40897374. The webcast will begin at 10:00 a.m. and will remain on Agilent’s website for one year. You cannot record your vote on this website or at this phone number.

     We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

     Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

     Thank you for your ongoing support of, and continued interest in, Agilent.

Sincerely,

     Admission to the annual meeting will be limited to stockholders. Please note that an admission ticket and picture identification will be required to enter the annual meeting. Each stockholder will be entitled to bring a guest to the annual meeting. For stockholders of record, an admission ticket is printed on the back cover of these proxy materials. The Notice of Internet Availability of Proxy Materials will also serve as an admission ticket. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual was an Agilent stockholder as of the record date. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the annual meeting. Agilent reserves the right to inspect any persons or items prior to their admission to the annual meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the annual meeting.

2011 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

AGILENT TECHNOLOGIES, INC.

5301 Stevens Creek Blvd.
Santa Clara, California 95051
(408) 553-2424

Notice of Annual Meeting of Stockholders

TIME	10:00 a.m., Pacific Standard Time, on Tuesday, March 1, 2011

PLACE	South San Francisco Conference Center
255 South Airport Boulevard
South San Francisco, California (U.S.A.)

ITEMS OF BUSINESS	(1) To elect three directors to a 3-year term. At the annual meeting, the Board of Directors intends to present the following nominees for election as directors:

• Heidi Fields
• David M. Lawrence, M.D.
• A. Barry Rand

(2) To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.

(3) An advisory vote to approve the compensation of Agilent’s named executive officers.

(4) An advisory vote on the frequency of the shareholder vote to approve the compensation of Agilent’s named executive officers.

(5) To consider such other business as may properly come before the annual meeting.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on Thursday, January 6, 2011.

ANNUAL MEETING ADMISSION	Two cut-out admission tickets are printed on the back cover of these proxy materials. Please contact Agilent’s Investor Relations Department at our headquarters to request additional tickets.

The annual meeting will begin promptly at 10:00 a.m. Limited seating is available on a first come, first served basis.

VOTING	For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card.

By Order of the Board,

MARIE OH HUBER
Senior Vice President, General Counsel and
Secretary

This Proxy Statement and the accompanying proxy card are being sent or made available on or about January 19, 2011.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and the Agilent Technologies, Inc. (“Agilent” or the “Company”) 2010 Annual Report to Stockholders, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about January 19, 2011, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	Why am I receiving these materials?

A:	Agilent’s Board of Directors (the “Board”) is providing these proxy materials to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Agilent’s annual meeting of stockholders, which will take place on March 1, 2011. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What is included in these materials?

A:	These materials include:

• our Proxy Statement for Agilent’s annual meeting; and

• our 2010 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information.

Q:	What proposals will be voted on at the annual meeting?

A:	There are four proposals scheduled to be voted on at the annual meeting:

• the election of three directors for a 3-year term;

• the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm;

• an advisory vote to approve the compensation of Agilent’s named executive officers; and

• an advisory vote on whether the shareholder vote to approve the compensation of Agilent’s named executive officers should occur every 1, 2 or 3 years.

Q:	What is the Agilent Board’s voting recommendation?

A:	Agilent’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm, “FOR” the approval of the compensation of Agilent’s named executive officers and for every “1 year” on the frequency of the shareholder vote to approve the compensation of Agilent’s named executive officers.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on January 6, 2011 (the “Record Date”) may be voted. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, including shares purchased through the Agilent Technologies, Inc. 1999 Stock Plan and 2009 Stock Plan and the Agilent Technologies, Inc. Employee Stock Purchase Plan, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or held for your account by the Agilent Technologies, Inc. 401(k) Plan or Deferred Compensation Plans.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of Agilent hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Agilent’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and the Notice, or if requested, these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, William P. Sullivan, Agilent’s President and Chief Executive Officer, and Marie Oh Huber, Agilent’s Senior Vice President, General Counsel and Secretary, or to vote in person at the annual meeting. If you requested printed copies of the proxy materials, Agilent has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the annual meeting?”
Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the annual meeting?”

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring your admission ticket or the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Agilent recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold your shares directly as the stockholder of record or beneficially in “street name”, you may direct your vote without attending the annual meeting by proxy. You can vote by proxy over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction card you receive.

Q:	Can I revoke my proxy or change my vote?

A:	You may revoke your proxy or change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	In the election of directors, your vote may be cast “FOR” or “AGAINST” one or more of the nominees, or you may “ABSTAIN” from voting with respect to one or more of the nominees. Shares voting “ABSTAIN” have no effect on the election of directors.

For proposals 2 and 3, your vote may be cast “FOR” or, “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN”, it has the same effect as a vote “AGAINST.” For proposal 4, your vote may be cast for every “1 year”, “2 years”, “3 years” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described below in “Abstentions and Broker Non-Votes.” Any undirected shares that you hold in Agilent’s 401(k) Plan will be voted in proportion to the way the other 401(k) Plan stockholders vote their 401(k) Plan shares.

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions and, if applicable, broker non-votes will not be counted as votes “FOR” or “AGAINST” a director nominee or the other proposals. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast on these proposals.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. In accordance with federal legislation adopted in 2010, the SEC has approved changes to NYSE Rule 452, the broker vote rule, that make executive compensation matters, including say-on-pay, non-routine matters. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. Proposals 1 (election of directors), 3 (approval of the compensation of Agilent’s named executive officers) and 4 (frequency of the shareholder vote to approve the compensation of Agilent’s named executive officers) are not considered routine matters, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for the purpose of determining the number of votes cast on these proposals.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal 1, Election of Directors: Each nominee for director shall be elected if he receives the majority of the votes cast with respect to that director. A “majority of the votes cast” shall mean that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The “votes cast” shall include votes to withhold authority and exclude votes to “ABSTAIN” with respect to that director’s election.

Proposal 2, Ratification of Independent Registered Public Accounting Firm: The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be ratified if the votes cast in favor exceed the votes cast against it.

Proposal 3, Approval of the Compensation of Agilent’s Named Executive Officers: The advisory vote regarding approval of the compensation of Agilent’s named executive officers will be approved if the votes cast in its favor exceed votes cast against it.

Proposal 4, Frequency of the Shareholder Vote to Approve the Compensation of Agilent’s Named Executive Officers: The advisory vote regarding the frequency of the shareholder vote to approve the compensation of Agilent’s named executive officers will be determined by a plurality of the votes cast.

If you are a beneficial owner of Agilent shares and do not provide the stockholder of record with voting instructions, your beneficially owned shares (1) will be voted as described above in “Abstentions and Broker Non-Votes” and (2) may constitute broker non-votes, as described in “What is the quorum requirement for the annual meeting?” in the section entitled “Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals” located at the end of this Proxy Statement. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I obtain an admission ticket for the annual meeting?

A:	An admission ticket is printed on the back cover of these proxy materials or you may use the Notice for admission to the Annual Meeting.

Q:	Where can I find the voting results of the annual meeting?

A:	Agilent will announce preliminary voting results at the annual meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting.

BOARD STRUCTURE AND COMPENSATION

     The Board is divided into three classes serving staggered three-year terms. The Board has nine directors and the following four committees: (1) Audit and Finance, (2) Compensation, (3) Nominating/ Corporate Governance and (4) Executive. The number of Directors is currently fixed at nine.

     The fiscal year for the Board begins March 1 of each year. The membership during Agilent’s 2010 fiscal year and the function of each committee is described below. During Agilent’s 2010 fiscal year, the Board held six meetings. The Audit and Finance, Compensation, Nominating/Corporate Governance and Executive Committees held twelve, four, six, and zero meeting(s), respectively. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings held when the director was serving on the Board.

Nominating/Corporate
Name of Director	Audit and Finance	Compensation	Governance	Executive
Non-Employee Directors:
Paul N. Clark(1)	X	X	X
James G. Cullen(2)			X*	X*
Heidi Fields(3)	X*		X
Robert J. Herbold(4)	X		X
Robert L. Joss(5)	X		X
Koh Boon Hwee(6)		X	X
David M. Lawrence, M.D.(7)		X*	X
A. Barry Rand(8)		X	X
Employee Directors:
William P. Sullivan(9)				X

X = Committee member; * = Chairperson

(1)	Mr. Clark has served as a director since May 2006. During the 2010 fiscal year, Mr. Clark served on the Compensation Committee from November 1, 2009 to March 2, 2010 and was appointed to the Audit and Finance Committee on March 2, 2010.

(2)	Mr. Cullen has served as a director since April 2000 and as the Non-Executive Chairman of the Board since March 1, 2005.

(3)	Ms. Fields has served as a director since February 2000.

(4)	Mr. Herbold has served as a director since June 2000.

(5)	Mr. Joss served as a director from July 2003 to March 2, 2010.

(6)	Mr. Koh has served as a director since May 2003.

(7)	Dr. Lawrence has served as a director since July 1999.

(8)	Mr. Rand has served as a director since November 2000.

(9)	Mr. Sullivan has served as a director since March 1, 2005.

     Agilent encourages, but does not require, its Board members to attend the annual stockholders meeting. Last year, three of our directors attended the annual stockholders meeting.

Audit and Finance Committee

     The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Agilent’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. In discharging its duties, the Audit and Finance Committee is expected to:
  have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;

  review and approve the scope of the annual internal and external audit;

  review and pre-approve the engagement of Agilent’s independent registered public accounting firm to perform audit and non-audit services and the related fees;

  meet independently with Agilent’s internal auditing staff, independent registered public accounting firm and senior management;

  review the adequacy and effectiveness of the system of internal control over financial reporting and any significant changes in internal control over financial reporting;

  review Agilent’s consolidated financial statements and disclosures including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Form 10-K or Form 10-Q;

  establish and oversee procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

  review funding and investment policies, implementation of funding policies and investment performance of Agilent’s benefit plans;

  monitor compliance with Agilent’s Standards of Business Conduct; and

  review disclosures from Agilent’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of accountant’s communications with the audit committee.
Compensation Committee

     The Compensation Committee reviews the performance of Agilent’s elected officers and other key employees and determines, approves and reports to the Board on the elements of their compensation, including total cash compensation and long-term equity based incentives. In addition, the Compensation Committee:
  approves and monitors Agilent’s benefit plan offerings;

  supervises and oversees the administration of Agilent’s incentive compensation, variable pay and stock programs, including the impact of Agilent’s compensation programs and arrangements on Company risk;

  recommends to the Board the annual retainer fee as well as other compensation for non-employee directors;

  establishes comparator peer group and compensation targets based on this peer group for the Company’s named executive officers; and

  has sole authority to retain and terminate executive compensation consultants.

     For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation” and the Compensation Committee’s charter.

     The Compensation Committee also helps determine compensation for non-employee directors. The process the Compensation Committee undertakes for setting non-employee director compensation is similar to that of setting executive officer compensation. The Compensation Committee is aided by an independent consultant, currently F. W. Cook & Co., Inc., who is selected and retained by the Compensation Committee. The role of the independent consultant is to measure and benchmark our non-employee director compensation against a certain peer group of companies with respect to appropriate compensation levels for positions comparable in the market. The independent consultant recommends appropriate retainers, committee chair retainers, grant values and stock ownership guidelines to the Compensation Committee. This information is reviewed, discussed and finalized at a Compensation Committee meeting and a recommendation is made to the full Board. The full Board makes the final determination on non-employee director compensation.

Nominating/Corporate Governance Committee

     The Nominating/Corporate Governance Committee proposes a slate of directors for election by Agilent’s stockholders at each annual meeting and recommends to the Board candidates to fill any vacancies on the Board. It is also responsible for reviewing management succession plans, recommending to the Board the appropriate Board size and committee structure and developing and reviewing corporate governance principles applicable to Agilent.

     The Nominating/Corporate Governance Committee will consider candidates recommended for nomination by stockholders, provided that the recommendations are made in accordance with the procedures described in the section entitled “Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals” located at the end of this Proxy Statement. Candidates recommended for nomination by stockholders that comply with these procedures will receive the same consideration as other candidates recommended by the Nominating/Corporate Governance Committee.

     Agilent hires a third party search firm to help identify and facilitate the screening and interview process of candidates for director. To be considered by the Nominating/Corporate Governance Committee, a director nominee must have:
  a reputation for personal and professional integrity and ethics;

  executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant field;

  breadth of experience;

  soundness of judgment;

  the ability to make independent, analytical inquiries;

  the willingness and ability to devote the time required to perform Board activities adequately;

  the ability to represent the total corporate interests of Agilent; and

  the ability to represent the long-term interests of stockholders as a whole.
     In addition to these minimum requirements, the Nominating/Corporate Governance Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board in factors such as age, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating/Corporate Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Nominating/Corporate Governance Committee to review and helps set up interviews. The Nominating/Corporate Governance Committee and Agilent’s Chief Executive Officer interview candidates that meet the criteria, and the Nominating/Corporate Governance Committee selects candidates that best suit the Board’s needs. We do not use a third party to evaluate current Board members.

     The Nominating/Corporate Governance Committee also administers Agilent’s Related Person Transactions Policy and Procedures. See “Related Person Transactions Policy and Procedures” for more information.

Executive Committee

     The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Agilent’s Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other committees or take any action not permitted under Delaware law to be delegated to a committee.

Statement on Corporate Governance

     Agilent has had formal corporate governance standards in place since the Company’s inception in 1999. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards.

     We have adopted charters for our Compensation Committee, Audit and Finance Committee and Nominating/Corporate Governance Committee consistent with the applicable rules and standards. You can access our committee charters, Amended and Restated Corporate Governance Standards and Standards of Business Conduct by clicking on “Governance Policies” in the “Corporate Governance” section, which is on the left side of our web page at www.investor.agilent.com.

Board Leadership Structure

     Agilent currently separates the positions of chief executive officer and chairman of the board. Since March 2005, Mr. Cullen, one of our independent directors, has served as our chairman of the board. The responsibilities of the chairman of the board include: setting the agenda for each board meeting, in consultation with the chief executive officer; chairing the meetings of independent directors; and facilitating and conducting, with the Nominating/Corporate Governance Committee, the annual self-assessments by the board and each standing committee of the board, including periodic performance reviews of individual directors.

     Separating the positions of chief executive officer and chairman of the board allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to and independent oversight of management. The board believes that having an independent director serve as chairman of the board is the appropriate leadership structure for Agilent at this time.

     However, our Corporate Governance Standards permit the roles of the chairman of the board and the chief executive officer to be filled by the same or different individuals. This provides the board with flexibility to determine whether the two roles should be combined in the future based on Agilent’s needs and the board’s assessment of Agilent’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the chairman of the board is also the chief executive officer, the board may consider the election of an independent board member as a lead independent director.

Board’s Role in Risk Oversight

     The Board executes its risk management responsibility directly and through its committees. The Audit Committee has primary responsibility for overseeing Agilent’s enterprise risk management process. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including the Company’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports and discusses whether Agilent’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

     The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full board during the board meetings.

Majority Voting for Directors

     Our Bylaws provide for majority voting of directors regarding director elections. In an uncontested election, any nominee for director shall be elected by the vote of a majority of the votes cast with respect to the director. A “majority of the votes cast” shall mean that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The “votes cast” shall include votes to withhold authority and exclude votes to “ABSTAIN” with respect to that director’s election. If a director is not elected due to a failure to receive a majority of the votes cast and his or her successor is not otherwise elected and qualified, the director shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating/Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the Nominating/Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose their decision and the rationale behind it in a press release to be disseminated in the manner that Company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating/Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Board Communications

     Stockholders and other interested parties may communicate with the Board and Agilent’s Non-Executive Chairman of the Board of Directors by filling out the form at “Contact Chairman” under “Corporate Governance” at www.investor.agilent.com or by writing to James G. Cullen, c/o Agilent Technologies, Inc., General Counsel, 5301 Stevens Creek Blvd., MS 1A-11, Santa Clara, California 95051. The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Non-Executive Chairman preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the “Unrelated Items”) will not be forwarded to the Non-Executive Chairman. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Non-Executive Chairman. Any communication that is relevant to the conduct of Agilent’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Non-Executive Chairman and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with Agilent management and specifically instruct that any personal employee complaints be forwarded to Agilent’s Human Resources Department.

Director Independence

     Agilent adopted the following standards for director independence in compliance with the NYSE corporate governance listing standards:

1. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Agilent or any of its subsidiaries (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Agilent). Agilent or any of its subsidiaries must identify which directors are independent and disclose the basis for that determination.

In addition, a director is not independent if:

2. The director is, or has been within the last three years, an employee of Agilent or any of its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Agilent or any of its subsidiaries.

3. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Agilent or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4. (A) The director is a current partner or employee of a firm that is Agilent’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on Agilent’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Agilent’s or any of its subsidiaries’ audit within that time.

5. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Agilent’s or any of its subsidiaries’ current executive officers at the same time serves or served on that company’s compensation committee.

6. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Agilent or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

     The Board determined that Paul N. Clark, James G. Cullen, Heidi Fields, Robert J. Herbold, Koh Boon Hwee, Robert L. Joss (who resigned in March 2010), David M. Lawrence, M.D., A. Barry Rand and Tadataka Yamada, M.D. met the aforementioned independence standards. William P. Sullivan did not meet the aforementioned independence standards because he is Agilent’s current President and Chief Executive Officer and an employee of Agilent.

     Agilent’s non-employee directors meet at regularly scheduled executive sessions without management. As the Non-Executive Chairman of the Board, James G. Cullen was chosen to preside at executive sessions of the non-management directors.

DIRECTOR COMPENSATION

     Directors who are employed by Agilent do not receive any compensation for their Board services. As a result, Mr. Sullivan, an employee of Agilent, received no additional compensation for his Board services. The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The non-employee director’s compensation plan year begins on March 1 of each year.

     The table below sets forth the annual retainer, equity grants and committee premiums for the non-employee directors and the Non-Executive Chairman for the last fiscal year:

Non-employee Director Annual Compensation for Fiscal Year 2010

			Committee Chair	Audit Committee
	Cash Retainer (1)	Equity Grant (2)	Premium (3)	Member Premium (4)
Non-employee director	$75,000, paid quarterly	$150,000 in value of a stock grant	$10,000	$10,000
Non-Executive Chairman	$270,000, paid quarterly	$150,000 in value of a stock grant	Not eligible	$10,000

(1)	Each non-employee director may elect to defer all or part of the cash component of his or her annual retainer and committee chair premium under the deferred compensation plan sponsored by Agilent. Any cash compensation that is deferred can only be deferred into shares of Agilent common stock.

(2)	The stock will be granted on the later of (i) March 1 and (ii) the first trading day after each Annual Meeting of Stockholders. The number of shares underlying the stock grant is determined by dividing $150,000 by the average fair market value of Agilent’s common stock over 20 consecutive trading days up to and including the day prior to the grant date. The stock grant vests immediately upon grant as compensation for services performed during the plan year. Voluntary deferral is available as an option for the non-employee directors.

(3)	Non-employee directors (excluding the Non-Executive Chairman) who serve as the chairperson of a Board committee receive a “committee chair premium” of $10,000 in cash, paid at the beginning of each plan year.

(4)	Non-employee directors (including the Non-Executive Chairman) who serve as a member of the Audit and Finance Committee receive an additional $10,000 in cash, paid at the beginning of each plan year.

     In September 2010, the Compensation Committee, based on the recommendation of the Committee’s independent compensation consultant, Fredrick W. Cook & Co., Inc. approved certain increases in the annual compensation for the non-employee directors. The table below sets forth the changes in compensation for the non-employee directors, effective as of March 1, 2011:

Non-employee Director Annual Compensation for Fiscal Year 2011

			Committee Chair	Audit Committee
	Cash Retainer (1)	Equity Grant (2)	Premium (3)	Member Premium (4)
Non-employee director	$80,000, paid quarterly	$155,000 in value of a stock grant	$15,000	$10,000
Non-Executive Chairman	$270,000, paid quarterly	$155,000 in value of a stock grant	Not eligible	$10,000

(1)	Each non-employee director may elect to defer all or part of the cash component of his or her annual retainer and committee chair premium under the deferred compensation plan sponsored by Agilent. Any cash compensation that is deferred can only be deferred into shares of Agilent common stock.

(2)	The stock will be granted on the later of (i) March 1 and (ii) the first trading day after each Annual Meeting of Stockholders. The number of shares underlying the stock grant is determined by dividing $155,000 by the average fair market value of Agilent’s common stock over 20 consecutive trading days up to and including the day prior to the grant date. The stock grant vests immediately upon grant as compensation for services performed during the plan year. Voluntary deferral is available as an option for the non-employee directors.

(3)	Non-employee directors (excluding the Non-Executive Chairman) who serve as the chairperson of a Board committee receive a “committee chair premium” of $15,000 in cash, paid at the beginning of each plan year.

(4)	Non-employee directors (including the Non-Executive Chairman) who serve as a member of the Audit and Finance Committee receive an additional $10,000 in cash, paid at the beginning of each plan year.

     A non-employee director who joins the Board of Directors after the start of the plan year will have his or her cash retainer, equity grant and committee chair premium pro-rated based upon the remaining days in the plan year that the director will serve.

Non-Employee Director Compensation for Fiscal Year 2010

     The table below sets forth information regarding compensation for each of Agilent’s non-employee directors during the fiscal year ended October 31, 2010:

Non-Employee Director Compensation for Fiscal Year 2010
		Option	Stock
	Fees Earned or Paid in	Awards	Awards	Total
Name	Cash (1)	($)(2)(4)	($)(3)(4)	($)
Paul N. Clark(5)	85,000	—	160,091	245,091
James G. Cullen(6)	270,000	—	160,091	430,091
Heidi Fields(5)(7)	95,000	—	160,091	255,091
Robert J. Herbold(5)	85,000	—	160,091	245,091
Robert L. Joss(8)	18,750	—	—	18,750
Koh Boon Hwee	75,000	—	160,091	235,091
David M. Lawrence, M.D.(9)	85,000	—	160,091	245,091
A. Barry Rand	75,000	—	160,091	235,091

(1)	Reflects all cash compensation earned during fiscal year 2010, whether or not payment of the cash compensation was deferred into Agilent common stock in lieu of cash pursuant to the 2005 Deferred Compensation Plan for Non-Employee Directors.

(2)	No option awards were granted to our non-employee directors during fiscal year 2010. The award of stock options as an element of non-employee director compensation was discontinued on March 1, 2010.

(3)	Reflects the aggregate grant date fair value for stock awards granted in fiscal year 2010 calculated in accordance with FASB ASC Topic 718. The assumptions used by the Company in calculating these amounts are included in Note 4 under the heading “Valuation Assumptions” of the Notes to the Consolidated Financial Statements in the Company’s 2010 Annual Report on Form 10-K.

(4)	A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at fiscal year end; (ii) the aggregate number of stock awards and option awards granted during fiscal year 2010; and (iii) the grant date fair market value of equity awards granted by Agilent during fiscal year 2010 to each of our non-employee directors.

(5)	Includes an additional $10,000 paid to each of Ms. Fields and Messrs. Herbold and Clark for being members of the Audit and Finance Committee.

(6)	Mr. Cullen has served as the Non-Executive Chairman of the Board since March 1, 2005.

(7)	Includes an additional $10,000 paid to Ms. Fields for chairing the Audit and Finance Committee during fiscal year 2010.

(8)	Mr. Joss retired from Agilent’s Board of Directors effective as of March 2, 2010.

(9)	Includes an additional $10,000 paid to Dr. Lawrence for chairing the Compensation Committee during fiscal year 2010.

Additional Information With Respect to Director Equity Awards

     The following table provides additional information on the outstanding equity awards at fiscal year-end and award during fiscal year 2010 for non-employee directors.

					Grant Date
					Fair Value of
	Stock	Option			Stock and
	Awards	Awards	Stock Awards	Option Awards	Option Awards
	Outstanding	Outstanding	Granted During	Granted During	Granted in
	at Fiscal	at Fiscal	Fiscal Year	Fiscal	Fiscal Year
	Year-End	Year-End	2010	2010	2010
Name	(#)	(#)	(#)	(#)	($)(1)
Paul N. Clark	31,915	27,746	4,935	—	160,091
James G. Cullen	50,285	61,048	4,935	—	160,091
Heidi Fields	36,181	57,638	4,935	—	160,091
Robert J. Herbold	7,417	55,407	4,935	—	160,091
Robert L. Joss	28,580	62,243	—	—	—
Koh Boon Hwee	16,113	74,787	4,935	—	160,091
David M. Lawrence, M.D.	25,024	61,048	4,935	—	160,091
A. Barry Rand	24,759	72,998	4,935	—	160,091

(1)	Reflects the aggregate grant date fair value of stock options and stock awards granted in fiscal year 2010, calculated in accordance with FASB ASC Topic 718. No option awards were granted to non-employee directors during fiscal year 2010.

Non-Employee Director Reimbursement Practice for Fiscal Year 2010

     Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board travel.

Stock Ownership Guidelines

     In 2005, the company adopted a policy that requires each non-employee director to own Agilent shares having a value of at least three times the annual cash retainer. In May 2010, the Compensation Committee, based on the recommendation of the Committee’s independent compensation consultant, Fredrick W. Cook & Co., Inc., amended the guidelines to increase the alignment of the non-employee directors’ interest with shareholder interests by requiring each non-employee director to own Agilent shares having a value of at least six times the annual cash retainer (for fiscal year 2010 $75,000 x 6 = $450,000). The shares counted toward the ownership guidelines include shares owned outright and the shares of Agilent stock in the non-employee director’s deferred compensation account. For newly appointed non-employee directors, these ownership levels must be attained within five years from the date of their initial election or appointment to the board of directors. As of April 2010, all of our incumbent non-employee directors had achieved the recommended ownership level. Separately, Company policy prohibits executive officers, members of the Board of Directors and other senior management employees from engaging in hedging strategies using puts, calls or other types of derivative securities based upon the value of Agilent stock.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     Agilent’s Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Agilent’s Bylaws, as amended, allow the Board to fix the number of directors by resolution. The number of directors is currently fixed at nine. The terms for three directors will expire at the annual meeting. The three nominees named below are the only individuals proposed for election to the Board at the annual meeting.

     Directors elected at the 2011 annual meeting will hold office for a three-year term expiring at the annual meeting in 2014 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of Agilent. Information regarding each of the nominees is provided below as of December 17, 2010. There are no family relationships among Agilent’s executive officers and directors.

Nominees for New Three Year Terms That Will Expire in 2014

Heidi Fields Age 56
Ms. Fields has been a director of Agilent since February 2000. Ms. Fields has served as Executive Vice President and Chief Financial Officer of Blue Shield of California since September 2003. She served as Executive Vice President and the Chief Financial Officer of Gap, Inc. from 1999 to January 2003. Prior to assuming that position, Ms. Fields served as the Chief Financial Officer of ITT Industries, Inc. from 1995 to 1999. From 1979 to 1995, she held senior financial management positions at General Motors Corporation, including Vice President and Treasurer. Ms. Fields is currently a director of Financial Engines, Inc. Within the past five years, Ms. Fields has not served on any other public company boards.

Ms. Fields possesses significant experience and experience in management and financial matters, having served as the Chief Financial Officer of both public and private companies, including at Blue Shield of California, Gap, Inc. and ITT Industries, Inc. Ms. Fields is the chairperson of our Audit and Finance Committee and is qualified as a financial expert under SEC guidelines. In addition, Ms. Fields has considerable experience and expertise with Agilent having been a member of Agilent’s board of directors for over 10 years.

David M. Lawrence, M.D. Age 70
Dr. Lawrence has been a director of Agilent since July 1999. Dr. Lawrence served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. From May 2002 to December 2002, he served as Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. Dr. Lawrence is currently a director of McKesson Corporation. Within the past five years, Dr. Lawrence served as a director of Dynavax Technologies Corporation.

Dr. Lawrence possesses considerable experience and expertise with Agilent having been a member of Agilent’s board of directors since its spin-off from Hewlett-Packard. In addition, Dr. Lawrence brings strong leadership experience in the healthcare industry, having served for a decade as Chairman and Chief Executive Officer of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. Dr. Lawrence brings notable public company director experience and perspective on public company management and governance issues and practices.

A. Barry Rand Age 66	Mr. Rand has been a director of Agilent since November 2000. Mr. Rand has served as the Chief Executive Officer of AARP since April 2009. He served as Chairman and Chief Executive Officer of Equitant from February 2003 to April 2005 and as Non-Executive Chairman of Aspect Communications from February 2003 to October 2005. Mr. Rand was the Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from November 1999 to April 2001. Prior to joining Avis Group, Mr. Rand was Executive Vice President, Worldwide Operations, for Xerox Corporation from 1992 to 1999. Mr. Rand is currently a member of the board of directors of Campbell Soup Company and is Chairman of the Board of Trustees of Howard University. Mr. Rand holds a MBA from Stanford University where he also was a Stanford Sloan Executive Fellow. Mr. Rand holds several honorary doctorate degrees.

Mr. Rand possesses a strong mix of organizational and operational management skills having served as the chairman and/or chief executive officer of numerous companies, including past roles with Equitant, Avis Group Holdings and Aspect Communications, and his current position with the AARP. He brings public company director experience and perspective from his membership on the Campbell Soup board of directors and has considerable expertise with Agilent having served as a director for over 10 years.

Agilent’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

     The Agilent directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or such other date, in accordance with Agilent’s Bylaws. Information regarding each of such directors is provided below.

Directors Whose Terms Will Expire in 2012

William P. Sullivan Age 61	Mr. Sullivan has served as Agilent’s President, Chief Executive Officer and a Director since March 2005. Before being named as Agilent’s Chief Executive Officer, Mr. Sullivan served as Executive Vice President and Chief Operating Officer from March 2002 to March 2005. In that capacity, he shared the responsibilities of the president’s office with Agilent’s former President and Chief Executive Officer, Edward W. Barnholt. Mr. Sullivan also had overall responsibility for Agilent’s Electronic Products and Solutions Group, the company’s largest business group. Prior to assuming that position, Mr. Sullivan served as our Senior Vice President, Semiconductor Products Group, from August 1999 to March 2002. Before that, Mr. Sullivan held various management positions at Hewlett-Packard Company. Mr. Sullivan currently serves on the boards of URS Corporation and Avnet, Inc. as well as the Children’s Discovery Museum in San Jose, California. Within the past five years, Mr. Sullivan has not served on any other public company boards.

Mr. Sullivan has broad and deep experience with Agilent and its businesses having been an employee of Agilent and its predecessor, Hewlett-Packard, for over 30 years. During the course of his career, he has developed considerable expertise in, and in-depth knowledge of, Agilent’s businesses, having seen them as an individual contributor and at numerous levels of management. This perspective gives valuable insight to the Agilent board. Mr. Sullivan also brings public company director experience and perspective from his current positions on the URS Corporation and Avnet boards.

Robert J. Herbold Age 68	Mr. Herbold has been a director of Agilent since June 2000. He was an Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 to April 2001 and served as an Executive Vice President (part-time) of Microsoft Corporation until June 2003. Prior to joining Microsoft, Mr. Herbold was employed by The Procter & Gamble Company for twenty-six years, and served as a Senior Vice President at The Procter & Gamble Company from 1990 to 1994. Mr. Herbold currently serves as a director of Neptune Orient Lines Ltd. and is the Managing Director of the consulting firm The Herbold Group, LLC. Within the past five years, Mr. Herbold has served on the boards of ICOS Corporation, Weyerhauser Co., Cintas Corporation and First Mutual Bancshares, Inc.

Mr. Herbold possesses significant leadership experience and business expertise from his executive leadership positions with Microsoft Corporation and The Procter & Gamble Company. Having been a member of the Agilent board for over 10 years, Mr. Herbold has a strong knowledge of Agilent’s business. In addition, Mr. Herbold brings considerable public and private company director experience and perspective on public company management and governance issues and practices.

Koh Boon Hwee Age 60	Mr. Koh has served as a director of Agilent since May 2003. He has served as the non-Executive Chairman of Sunningdale Tech Ltd. since January 2009 and previously served as its Executive Chairman and Chief Executive Officer from July 2005 to January 2009. He has served as the non-Executive Chairman of Yeo Hiap Seng Ltd. and Yeo Hiap Seng (Malaysia) Bhd since April 2010. He served as a director of MediaRing Limited from April 1998 to October 2009 and as Executive Director from February 2003 to August 2009. Mr. Koh was Chairman of Singapore Airlines from July 2001 to December 2005 and Chairman of Singapore Telecom from April 1992 to August 2001. Mr. Koh spent fourteen years with Hewlett-Packard Company in its Asia Pacific region. Mr. Koh is currently a director of Sunningdale Tech Ltd., AAC Acoustic Technologies Holdings, Inc., Yeo Hiap Seng Ltd., Yeo Hiap Seng (Malaysia) Bhd and the William and Flora Hewlett Foundation. Within the past five years Mr. Koh has served as a director of DBS Group Holdings Ltd and DBS Bank Ltd.

Mr. Koh possesses a strong mix of leadership and operational experience from his various senior positions with Sunningdale Tech, AAC Acoustic Technologies, MediaRing Limited, Singapore Airlines and Singapore Telecom. In addition, Mr. Koh has deep experience in the Asia Pacific region and brings that knowledge and perspective to the Board. Mr. Koh has extensive experience with Agilent and its predecessor, Hewlett-Packard, having served on the Agilent board for over 7 years and having spent 14 years with Hewlett-Packard.

Directors Whose Terms Will Expire in 2013

Paul N. Clark Age 64
Mr. Clark has been a director of Agilent since May 2006. Mr. Clark has been an Operating Partner of Genstar Capital, LLC since August 2007, a middle market private equity firm that focuses on investments in selected segments of life sciences and healthcare services, industrial technology, business services and software. Prior to that, Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and a board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company. Mr. Clark is currently a member of the board of directors of Amylin Pharmaceuticals, Inc., Catalent Pharma Solutions and Talecris Biotherapeutics. Within the past five years, Mr. Clark has served as a director of ICOS Corporation.

Mr. Clark has significant experience in the pharmaceutical and biotechnology industries, including his experience serving in senior management positions with ICOS Corporation (where he served as Chief Executive Officer and President), Abbott Laboratories, Marion Laboratories and Sandoz Pharmaceuticals. In addition, Mr. Clark brings considerable public company director experience and perspective on company management and governance issues and practices.

James G. Cullen Age 68	Mr. Cullen has been a director of Agilent since April 2000 and the Non-Executive Chairman of the Board since March 2005. Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was the President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983. Mr. Cullen currently serves on the board of directors of Johnson & Johnson, Prudential Financial, Inc. and Neustar, Inc.

Mr. Cullen has considerable managerial and operational experience and expertise from his senior leadership position with Bell Atlantic and its predecessors. In addition, Mr. Cullen brings significant public company director experience and perspective on public company management and governance. Mr. Cullen has a strong understanding of Agilent having served on the board for over 10 years, including more than 5 years as the non-executive chairman.

Tadataka Yamada, M.D. Age 65	Dr. Yamada has been a director of Agilent since January 2011. Dr. Yamada has served as President of the Global Health Program of the Bill & Melinda Gates Foundation since June 2006. From 2000 to 2006, Dr. Yamada was Chairman of Research and Development for GlaxoSmithKline Inc. and prior to that, he held research and development positions at SmithKline Beecham. Prior to joining SmithKline Beecham, Dr. Yamada was Chairman of the Department of Internal Medicine at the University of Michigan Medical School and Physician-in-Chief of the University of Michigan Medical Center. Dr. Yamada currently serves on the Board of Directors of Covidien plc. Within the past five years, Dr. Yamada has served as a director of GlaxoSmithKline plc.

Dr. Yamada brings to our board a unique perspective with his experience as the President of the Global Health Program of the Bill & Melinda Gates Foundation as well as his significant research and development experience. Dr. Yamada’s extensive pharmaceutical industry knowledge gives him an insight into a number of issues facing Agilent that other directors might not possess.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm to audit its consolidated financial statements for the 2011 fiscal year. During the 2010 fiscal year, PricewaterhouseCoopers LLP served as Agilent’s independent registered public accounting firm and also provided certain tax and other non-audit services. Although Agilent is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

     Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Agilent’s Board recommends a vote FOR the ratification of the
Audit and Finance Committee’s appointment of
PricewaterhouseCoopers LLP as Agilent’s Independent Registered Public Accounting Firm.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF AGILENT’S NAMED
EXECUTIVE OFFICERS

     Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the shareholders of Agilent are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the shareholder vote is an advisory vote only and is not binding on Agilent or its Board of Directors.

     Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

     As described more fully in the “Compensation Discussion & Analysis” on pages 26 to 39 and in the Summary Compensation Table and subsequent tables on pages 41 to 54, the Company’s named executive officers, as identified on page 26 are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and shareholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.

     The compensation of our named executive officers during fiscal 2010 is consistent with the following achievements and financial performance:
  continuing the integration of Varian, Inc. to broaden Agilent’s applications and offerings and to further drive revenue and cost synergies;

  year-over-year revenue growth of 21%;

  stock price growth of 41% during fiscal 2010; and

  improving EPS to $1.94 from a diluted loss per share of $0.09 in fiscal 2009.
     Agilent also has several compensation governance programs in place as described on pages 26 to 39 to manage compensation risk and align Agilent’s executive compensation with long-term shareholder interests. These programs include:
  stock ownership guidelines;

  an independent compensation committee and compensation committee consultant; and

  a compensation recoupment or clawback policy.
     We are requesting your non-binding vote on the following resolution:

“Resolved, that the compensation of the Company’s named executive officers as described on pages 26 to 39, including the Summary Compensation Table and subsequent tables on pages 41 to 54 of the proxy statement is approved.”

Vote Required

     The affirmative vote of a majority of the shares of Agilent common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Agilent’s Board recommends a vote FOR the resolution.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER VOTE TO APPROVE THE
COMPENSATION OF AGILENT’S NAMED EXECUTIVE OFFICERS

     Periodically, the Company will include in the proxy materials for a meeting of shareholders where compensation disclosure is required, a resolution subject to a nonbinding shareholder vote to approve the compensation of named executive officers.

     We are requesting your nonbinding vote to determine whether a vote on the type of resolution described above will occur every 1, 2, or 3 years.

     The Company believes that the shareholder nonbinding vote to approve executive compensation should occur every year. An annual vote allows our shareholders to provide us with regular and comprehensive input on important issues such as our executive compensation programs and practices as disclosed in the Company’s proxy statement each year. The Company values and considers shareholder input on corporate governance matters and on our executive compensation program and practices and we look forward to hearing from our shareholders on this proposal.

Vote Required

     The advisory vote regarding the frequency of the shareholder vote described in this proposal shall be determined by a plurality of the votes cast. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board of Directors recommends a vote for every “1 year” for the advisory shareholder vote to approve the compensation of Agilent’s named executive officers.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 17, 2010, concerning:
  each person or group known by Agilent, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially more than 5% of the outstanding shares of our common stock as of the Record Date;

  the beneficial ownership of Agilent’s common stock by each director and each of the executive officers named in the Summary Compensation Table herein; and

  the beneficial ownership of Agilent’s common stock by all directors and executive officers as a group.
     The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of February 15, 2011, 60 days after December 17, 2010, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Shares of Agilent Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Nature(1)	Percentage(2)
William P. Sullivan	326,690	Direct
	872,003	Vested Options
	1,198,693		*
Paul N. Clark	32,679	Direct(3)
	0	Vested Options
	27,746	Indirect(4)
	60,425		*
James G. Cullen	57,220	Direct(5)
	61,048	Vested Options
	3,000	Indirect(6)
	121,268		*
Heidi Fields	37,181	Direct(7)
	57,638	Vested Options
	94,819		*
Robert J. Herbold	21,312	Direct(8)
	55,407	Vested Options
	76,719		*
Koh Boon Hwee	22,338	Direct(9)
	74,787	Vested Options
	97,125		*

The William and Flora Hewlett Foundation	3,656,414	Direct(10)	1.05%

	Shares of Agilent Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Nature(1)	Percentage(2)
David M. Lawrence, M.D.	26,546	Direct(11)
	61,048	Vested Options
	2,336	Indirect(12)
	89,930		*
Michael R. McMullen	65,198	Direct
	178,793	Vested Options
	243,991		*
Ronald S. Nersesian	75,258	Direct
	131,973	Vested Options
	207,231		*
A. Barry Rand	32,337	Direct(13)
	57,638	Vested Options
	89,975		*
Nicholas Roelofs	63,828	Direct
	109,021	Vested Options
	172,849		*
FMR LLC (14)
82 Devonshire Street
Boston, MA 02109	36,709,516		10.524%
Davis Selected Advisers, L.P. (15)
2949 East Elvira Road, Suite 101
Tucson, AZ 85706	28,234,782		8.09%
Blackrock, Inc. (16)
40 East 52nd Street
New York, NY 10022	19,846,056		5.69%
All current directors and executive officers
as a group (14 persons)(17)	2,980,962		*
____________________

*	Represents holdings of less than one percent.

(1)	“Vested Options” means options that may be exercised as of February 15, 2011.

(2)	Percentage ownership is calculated based upon 348,348,281 shares of Agilent common stock outstanding on December 17, 2010, except as noted.

(3)	Includes 31,915 shares held by Fidelity Management Trust Company under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Clark has voting power.

(4)	Consists of vested options gifted to Mr. Clark’s Family LLC.

(5)	Includes 50,285 shares held by Fidelity Management Trust Company under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Cullen has voting power.

(6)	Consists of shares held by Mr. Cullen’s Family Limited Partnership.

(7)	Includes 36,181 shares held by Fidelity Management Trust Company under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Ms. Fields has voting power.

(8)	Includes 7,417 shares held by Fidelity Management Trust Company under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Herbold has voting power.

(9)	Includes 16,113 shares held by Fidelity Management Trust Company under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Koh has voting power.

(10)	Mr. Koh is a board member of The William and Flora Hewlett Foundation (the “Foundation”). Mr. Koh shares voting power on grants only but he does not have any shared investment power as he is not a member of the Foundation investment committee. Mr. Koh disclaims any beneficial interest in the foregoing shares, because he has no pecuniary interest in the shares.

(11)	Includes 25,024 shares held by Fidelity Management Trust Company under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Dr. Lawrence has voting power.

(12)	Consists of shares held for the benefit of Dr. Lawrence’s children in the Lawrence 2000 Irrevocable Trust of which Dr. Lawrence and his spouse are the trustees.

(13)	Includes 24,759 shares held by Fidelity Management Trust Company under Agilent’s Deferred Compensation Plan for Non-Employee Directors for which Mr. Rand has voting power.

(14)	Based solely on information provided in a Schedule 13G filed by FMR LLC and its affiliate, Edward C. Johnson III with the U.S. Securities and Exchange Commission on January 11, 2010. Of the 36,709,516 shares of common stock deemed beneficially owned, FMR LLC reports sole voting power as to 3,911,207 shares and sole dispositive power as to 36,709,516 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of common stock. No one person’s interest in such shares is more than 5% of the total outstanding common stock. FMR LLC is an investment adviser registered under the investment Advisers Act of 1940, or the 1940 Act.

(15)	Based solely on information provided in a Schedule 13G/A filed by Davis Selected Advisers, L.P. with the U.S. Securities and Exchange Commission on February 12, 2010. Davis Selected Advisers, L.P. is an investment company registered under the Investment Company Act of 1940 and reported sole voting power as to 22,400,108 shares and sole dispositive power as to 28,234,782 shares and that it is deemed to be the beneficial owner of 28,234,782 shares.

(16)	Based solely on information provided in a Schedule 13G filed by BlackRock, Inc. with the U.S. Securities and Exchange Commission on January 29, 2010. BlackRock, Inc. is an investment adviser registered under the 1940 Act and reported sole voting power and sole dispositive power as to 19,846,056 shares.

(17)	Includes 158,629 direct and indirect shares, and 369,308 vested options for a total of 527,937 shares held by executive officers not separately listed in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act, requires Agilent’s directors, executive officers and holders of more than 10% of Agilent common stock to file reports with the SEC regarding their ownership and changes in ownership of Agilent stock. Agilent believes that during the 2010 fiscal year, its executive officers, directors and holders of 10% or more of our common stock complied with all Section 16(a) filing requirements with the following exception:
  A Form 4 reporting the surrender of 1,481 shares to Agilent to satisfy the tax liability on the release of restricted shares issued to Koh Boon Hwee on March 3, 2010 was inadvertently not filed. An amended Form 4 was filed to correct this omission.
     In making these statements, Agilent has relied upon examination of copies of Forms 3, 4 and 5 provided to Agilent and the written representations of its directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     The Compensation Committee is responsible for Agilent’s executive compensation program as well as the program’s underlying philosophy and related policies. The “Executive Compensation” section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers (“NEOs”) for fiscal year 2010, which were determined by the Compensation Committee.

     In this Compensation Discussion and Analysis, we first provide an Executive Summary. We next discuss the Compensation Committee’s process for deciding the compensation of our NEOs and the role of management in such decisions. Finally, we discuss and analyze the Compensation Committee’s specific decisions regarding Fiscal Year 2010 Compensation for the NEOs and other related matters.

     For the fiscal year ended October 31, 2010, our NEOs and their titles were as follows:
  William P. Sullivan, President and Chief Executive Officer (“CEO”)

  Ronald S. Nersesian, Senior Vice President, Agilent, President, Electronic Measurement Group (“EMG”)

  Michael R. McMullen, Senior Vice President, Agilent, President, Chemical Analysis Group (“CAG”)

  Nicolas Roelofs, Senior Vice President, Agilent, President, Life Sciences Group (“LSG”)

  Didier Hirsch, Senior Vice President, Chief Financial Officer (“CFO”)

  Adrian T. Dillon, Former Executive Vice President, Finance and Administration and Chief Financial Officer
     Mr. Dillon resigned as Executive Vice President, Finance and Administration and CFO of Agilent, effective April 1, 2010 and remained an employee of Agilent through April 30, 2010. Mr. Hirsch was appointed Senior Vice President and CFO on July 21, 2010. Mr. Hirsch was acting CFO since April 1, 2010 and Vice President, Corporate Controllership and Tax prior to April 1, 2010.

Executive Summary

     Our executive compensation programs have remained substantially the same for several years. We believe our programs are effectively designed and working well in alignment with the interests of our shareholders and are instrumental to achieving our business strategy.

     Fiscal year 2010 has been successful for Agilent after a difficult fiscal year 2009. Year-over-year revenue growth of 21% and stock price growth of approximately 41% have reflected our resilience and strong business model in managing through the economic downturn. Diluted earnings per share (“EPS”) at $1.94 are a significant improvement compared to last year’s, when we had a diluted loss per share of $0.09. Return on Invested Capital (“ROIC”) also improved year over year. On May 14, 2010, Agilent acquired Varian, Inc. to broaden Agilent’s applications and offerings in Life Sciences, Environmental, and Energy and Materials sectors. The integration of Varian, Inc. is progressing well; Agilent’s product portfolio and customer reach have expanded as a result of the acquisition and we believe that the acquisition will drive revenue and cost synergies.

     During fiscal 2010 we made improvements to certain elements of our executive compensation programs to better align with current market practices. The primary focus of our compensation philosophy is to pay for performance. This philosophy is executed with the following compensation governance provisions:
  An opportunity for stockholders to cast an advisory vote on executive compensation as described in Proposal 3 on page 21;

  Stock ownership guidelines for officers and directors, which were increased on May 18, 2010:
  For our CEO, from a multiple of five times his annual base salary to a multiple of six times his annual base salary; and

  For non-employee directors, from a multiple of three times their annual cash retainers to a multiple of six times their annual cash retainers, to emphasize the importance of holding Agilent stock;
  An independent Compensation Committee;

  An independent Compensation Committee compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”), retained directly by the Compensation Committee and who performs no other work for Agilent;

  Prohibitions on executive officers engaging in hedging transactions or pledging our securities as collateral for loans;

  A compensation recoupment or clawback policy that applies to executive officers as described further below (the “Executive Compensation Recoupment Policy”); and

  An annual review and assessment of potential compensation-related risks, which was conducted independently for the Committee by F.W. Cook, which concluded that our compensation program (including all incentive and commission arrangements at all levels) does not encourage behaviors that would create material risk for Agilent.
     The annual risk assessment specifically noted that we have:
  a clearly articulated and defined pay philosophy, peer group, and market positioning to support business objectives;

  an effective balance of cash and equity compensation;

  appropriately tied incentive payout determinations and vesting to multiple time periods ranging from six months to 10 years;

  objective use and disclosure of corporate, business unit, and individual financial and non-financial performance measures;

  the ability of the Compensation Committee to use negative discretion for payouts;

  a cap of 200% of target for payouts under both our short-term cash incentive program and long-term performance share incentive program; and

  appropriate policies to mitigate compensation-related risk including stock ownership guidelines, insider-trading prohibitions, the Executive Compensation Recoupment Policy, and independent Compensation Committee oversight.
Compensation Philosophy

     The main objectives of our executive compensation program are to pay for performance while aligning executives’ interests with shareholder interests. Our pay levels are reasonable and competitive to attract and retain the best talent and structure pay to support our business objectives with appropriate rewards for short-term operating results and long-term shareholder value creation. Accordingly, we structure our executive compensation program with three basic direct elements:

     Base Salary. Base salaries have historically accounted for 20% or less of total compensation for our NEOs. This element is intended to establish the minimum or base-line competitive compensation level that sits beneath the variable compensation components.

     Short-Term Cash Incentives. We use financial metrics such as revenue growth, Operating Profit Percentage and ROIC metrics, as well as strategic objectives, to determine our short-term cash performance incentives. The short-term incentives are used to provide a competitive element of total direct compensation and to focus the efforts of our executives on critical operating and strategic goals that are best measured within annual periods, where there is downside risk for underperforming and upside reward for success.

     Long-Term Incentives. Our long-term incentives consist of a combination of (1) stock options that vest over four years and have a 10-year term and (2) performance shares that vest over a three-year period based on our relative Total Shareholder Return (“TSR”) versus peer companies. The purpose of the long-term incentives is to provide a competitive element of total direct compensation, enable employment retention, facilitate executive ownership, and reward for multi-year shareholder value creation through the performance of our stock as measured against (1) historical prices and (2) our peers.

     Our target total compensation for each NEO will vary based on (i) company performance measured against external metrics that correlate to long-term stockholder value, (ii) performance of the business organizations against specific targets, and (iii) individual performance that are considered in positioning salaries, adjusting earned short-term incentives and determining long-term incentive grant values.

Compensation Governance

     Although a primary element of Agilent’s compensation philosophy is to pay for performance, the context for that element includes the following compensation governance policies:
  Recoupment Policy

  Hedging and Insider Trading Policy.
Recoupment Policy

     In July 2009, the Compensation Committee adopted an Executive Compensation Recoupment Policy that applies to all of our executive officers covered by Section 16 of the Securities Exchange Act. Under this Policy, in the event of (A) a material restatement of financial results (which results were incorrect at the time published due to mistake, fraud or other misconduct), or (B) fraud or misconduct by an executive officer, the Compensation Committee will, in the case of a restatement, review all short and long-term incentive compensation awards that are paid or awarded to executive officers for performance periods beginning after July 14, 2009 that occur, in whole or in part, during the restatement period. In the case of fraud or misconduct, the Committee will consider actions to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoers, in each case, as the Committee deems appropriate.

     These actions may include without limitation, to the extent permitted by governing law, requiring reimbursement of compensation, causing the cancellation of outstanding restricted stock or deferred stock awards, stock options, and other equity incentive awards, limiting future awards or compensation, and requiring the disgorgement of profits realized from the sale of Agilent stock to the extent such profit was, in part or in whole, resulting from fraud or misconduct. The Compensation Committee will amend the policy in 2011 to comply with the recoupment policies of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Insider Trading Policy

     Our insider trading policy was updated to expressly bar ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning Agilent stock. In addition, we prohibit our officers, directors and employees from purchasing or selling Agilent securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates.

Benchmarking

     At the beginning of each year, our Senior Vice President, Human Resources meets with F.W. Cook, the Compensation Committee’s current independent compensation consultant, to select a group of peer companies to benchmark against our compensation programs. After discussion with our Senior Vice President, Human Resources, the following objective selection criteria were selected by F.W. Cook and the Compensation Committee to determine the peer group listed below: each company in the peer group is (1) a publicly traded high technology, measurement and/or life science company and (2) had revenues that were in the range of approximately 0.5 to 2 times Agilent’s total revenues.

     In addition to pay and performance data from public disclosures for the above-mentioned companies, we also used a survey of executive total compensation prepared by the Radford Associates, a unit of Aon Hewitt, which provides compensation data on 38 high technology and life sciences companies, as listed below, with revenues between $3 billion and $12 billion (median revenue of $5.3 billion) for corporate positions, and data for business unit positions based on the appropriate revenues for each unit. The Radford survey is a total compensation survey that includes base salary, annual short-term incentive compensation and the annualized value of long-term incentive grants, and is widely used and known among technology companies. For the CEO, CFO and business unit presidents’ positions, F.W. Cook used the compensation information reported in the public filings of these companies to make our comparisons and adjusts the data to reflect the age of the reported information.

Activision Blizzard, Inc.	Broadcom Corporation	Juniper Networks, Inc.	SanDisk Corporation
Adobe Systems Inc.	CA, Inc.	Level 3 Communications, LLC	Sanmina-SCI Corporation
Advanced Micro Devices, Inc.	Commscope, Inc.	Lexmark International, Inc.	Science Applications International
Corporation (SAIC)
Affiliated Computer Services, Inc.	Covidien PLC	Life Technologies Corporation
	Eastman Kodak Company	Micron Technology, Inc.	Symantec Corporation
Applied Materials, Inc.	Ebay Inc.	Molex, Inc.	SYNNEX Corporation
Automatic Data Processing, Inc.	Electronic Arts Inc.	NCR Corporation	Thermo Fischer Scientific, Inc.
	Fiserv, Inc.	NetApp, Inc.	Western Digital Corporation
Avnet Inc. (formerly Bell	Harris Corporation	NVIDIA Corporation	Windstream Corporation
Microproducts)
	Insight Enterprises, Inc.	Pitney Bowes Inc.	Yahoo! Inc.
Boston Scientific Corporation	Intuit Inc.	Qualcomm, Inc.	Visa Inc.

     An expanded peer group, consisting of all companies in the S&P 500 Information Technology, Health Care and Industrials Sectors Indexes (approximately 182 companies), is used for purposes of determining TSR under the Long-Term Performance (“LTP”) Program. The expanded peer group was used in fiscal years 2009 and 2010 to provide a broader index for comparison, better alignment with shareholder investment choices and to decrease the need to adjust the peer group based on S&P changes. The S&P 500 constituent list is maintained by the S&P Index Committee, which is available on the website www.indices.standardandpoors.com. Any change in the number of companies in our peer group from year to year is due to the Standard & Poor’s criteria for index inclusion.

Process and the Role of Management

     To determine total compensation for the upcoming fiscal year, the Compensation Committee considers the performance of each individual executive, reviews peer group data from F.W. Cook, and analyzes these measures against our business and strategic goals for the coming fiscal year. F.W. Cook presents and analyzes market data, including recommendations on the best-available data from the previously described sources for benchmarking each individual position, and provides insight to market practices for the Compensation Committee’s actions, but it does not make any specific compensation recommendations on the individual NEOs. The Compensation Committee determines the form and amount of compensation for all executive officers after considering the market data and company, business unit and individual performance. For fiscal year 2010, F.W. Cook advised the Compensation Committee on a spectrum of matters, including but not limited to:
  Criteria used to identify peer companies for executive compensation and performance metrics;

  Target percentages for total compensation and each element of compensation;

  Evaluation of our total direct compensation levels and mix for the NEOs and four other senior officers;

  Mix of long-term incentives, grant types and formulas for trading off stock options and full-value shares;

  Design changes to the short- and long-term incentive compensation plans for future years;

  Competitiveness and structure of our non-employee director compensation; and

  Reviewing various other proposals presented to the Compensation Committee by management.
     The Compensation Committee also reviews detailed tally sheets for the CEO and other NEOs. Tally sheets used for 2010 included all elements of executive compensation listed in the section under “Fiscal Year 2010 Compensation”, including potential compensation to our NEOs in the event of a change of control.

     The Compensation Committee, which is composed solely of independent members of the Board, operates under a Board-approved charter that spells out the Committee’s major duties and responsibilities. We amended the Compensation Committee charter on September 22, 2010 to clarify that the Compensation Committee is responsible for annually reviewing and assessing the impact of the Company’s compensation programs and arrangements on company risk. This charter is available on Agilent’s website at http://www.investor.agilent.com/phoenix.zhtml?c=103274&p=irol-govhighlights.

     The CEO and the Senior Vice President, Human Resources consider the responsibilities, performance and capabilities of each of the NEOs, other than the CEO, and what compensation package they believe will incent each to achieve the targeted results for Agilent. The analysis is made using a combination of the market data based on our peer group and the survey data mentioned above, performance against targets, and overall performance assessment. The considerations are used to determine if an increase in compensation is warranted and the amount and type of any increase for each of the total compensation components for the then-current fiscal year. After consulting with the Senior Vice President, Human Resources, the CEO makes compensation recommendations, other than for his own compensation, to the Compensation Committee at the first Compensation Committee meeting of the fiscal year. The Senior Vice President, Human Resources does not provide input on setting her own compensation.

CEO Compensation

     Agilent’s Senior Vice President, Human Resources works directly with the Compensation Committee Chair to provide the data and framework and to answer questions related to the CEO’s total compensation. The CEO is not involved in the process to set his compensation. The Compensation Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed-to metrics set by the Compensation Committee; (ii) tally sheets, (iii) a self-evaluation by the CEO that the Compensation Committee discusses with the independent directors; and (iv) a qualitative evaluation of the CEO’s performance that is developed by the independent directors, including each member of the Compensation Committee, in executive session. The CEO’s total direct compensation package is reviewed annually by the Compensation Committee, which then presents its recommendation to the other independent directors for review and comment. The Compensation Committee then makes the final determinations on compensation for the CEO.

Fiscal Year 2010 Compensation

     For compensation paid to the NEOs in fiscal year 2010, we targeted the 50th to the 75th percentile of our peer group because the Compensation Committee believes that the Company performs within this range. The Compensation Committee also chose this range in order to attract, retain and motivate our executives as well as to provide rewards for job performance, skill set, prior experience, time in the position and/or with Agilent, and superior achievement in current business conditions. The following illustrates that Agilent is approximately in the 50th to 75th percentile of the peer group based on revenue, market capitalization, and number of employees:

		Market Capitalization
	Revenues*	on 7/31/2009	Number of Employees*
	(in millions) ($)	(in millions) ($)	(#)
25th Percentile	$3,579.75	$2,919.75	7,702
Median	$5,313.00	$6,999.00	13,350
75th Percentile	$7,776.00	$15,096.75	22,435
Agilent Technologies, Inc.	$5,774.00	$7,973.00	16,800
____________________

*	Reflects each company’s most recent fiscal year end as of the beginning of October 2009.

     Our NEOs’ target total compensation for fiscal year 2010 varied from 83% to 152% of the 50th percentile of the peer group for each position. Actual earned variable compensation relative to target depends on the performance as discussed below.

     Our executives’ total compensation packages reflect Agilent’s philosophy of aligning pay with performance and rewarding top talent. Accordingly, long-term incentive awards, which for fiscal year 2010 consisted primarily of stock options and performance-based stock awards, represent the largest element of pay for senior executives in order to encourage creation of lasting value for our stockholders by directly tying executive compensation to our success and our stockholders’ interests.

     For fiscal year 2010, approximately 66% of our CEO’s total direct compensation and 66% of our NEOs’ total direct compensation consisted of long-term incentives and is “at-risk”— which means that our executives’ compensation varies year on year depending on Agilent’s relative total shareholder return versus our peers.

Base Salary

     Our salaries reflect the responsibilities of each NEO, the competitive market for comparable professionals in our industry, and are set to create an incentive for executives to remain with Agilent. Base salaries and benefits packages are the fixed components of our NEOs’ compensation and do not vary with company performance. NEOs’ base salaries are set by considering the benchmark market data described above as well as the performance of each NEOs.

     Due to the uncertain macroeconomic conditions in fiscal year 2009, Agilent imposed a 10% temporary base pay reduction for all employees (including our NEOs) as of January 1, 2009. As the economy improved, we reinstated base salaries on November 1, 2009 for all employees. During the annual salary review process in November 2009, we froze base salaries for most NEOs, except for Mr. Nersesian and Mr. McMullen. Mr. Nersesian received a salary increase in November 2009 to reflect his fast reaction to the downturn, which generated excellent results, despite the decline in revenues. Mr. McMullen received a salary increase in November 2009 to reflect the success of CAG’s performance, which resulted in the best profit, growth rate and market share in Agilent’s history. In addition, the Committee also increased Mr. Hirsch’s base salary effective August 1, 2010, to reflect his promotion to CFO. Otherwise, all other base salary increases for fiscal year 2010 reflected in the Summary Compensation Table (as set forth below) were due to the reversal of the 10% temporary base pay reduction.

Short-Term Cash Incentives

     The Performance-Based Compensation Plan applies to our NEOs and provides the opportunity for cash awards every six months linked to specific annual financial goals (weighted 75%) and strategic goals (weighted 25%) for the overall company and the three major lines of business, EMG, CAG, and LSG. Financial goals for each six-month period are pre-established by the Compensation Committee at the beginning of the period, based on recommendations from management and approval by the Compensation Committee. After the Compensation Committee certifies the calculations of performance against the goals for each period, payouts, if any, are made in cash. Metrics and goals cannot be changed after they have been approved by the Compensation Committee. The Performance-Based Compensation Plan reflects our pay-for-performance philosophy and directly ties short-term incentives to short-term business performance.

     For fiscal year 2010, the awards under the Performance-Based Compensation Plan were calculated by multiplying the individual’s base salary for the performance period by the individual’s target award percentage and the performance, determined as follows:

H1 Financial	Annual Salary / 2	X	Individual Target Bonus (varies by individual)	X	Financial Portion Target Bonus (75%)	X	Attainment % (based on actual individual performance)
H2 Financial
FY Strategic	Annual Salary	X	Individual Target Bonus (varies by individual)	X	Strategic Portion Target Bonus (25%)	X	Attainment % (based on actual individual performance)

Financial Target Metrics

     The Performance-Based Compensation Plan financial target metrics were based on Agilent’s ROIC and Agilent’s revenue goals for all NEOs, except for Mr. McMullen and Mr. Roelofs, whose metrics were as discussed below.

     Mr. McMullen and Mr. Roelofs were measured on:
  CAG’s and LSG’s ROIC and CAG’s and LSG’s revenue goals for the first half of fiscal year 2010 respectively; and

  CAG’s and LSG’s Operating Profit Percentage goals and CAG’s and LSG’s revenue goals for the second half of fiscal year 2010 respectively.
     Due to the timing of the close of the Varian acquisition, which closed on May 14, 2010, Operating Profit Percentage goals were chosen for CAG and LSG in order to include Varian financial metrics for the second half of fiscal year 2010. ROIC was chosen as a metric because the Compensation Committee believes it measures how efficiently and effectively management deploys capital. We believe that sustained ROIC levels greater than our cost of capital create wealth for our stockholders. Revenue was chosen because it places focus on our continued growth. In addition, 30% of Mr. McMullen’s and Mr. Roelof’s target bonus for the first half and second half of fiscal year 2010 was also subject to metrics and targets of the combined Chemical Analysis and Life Sciences groups (“CAG/LSG”) so as to facilitate a smooth transition in the separation of our Life Sciences Chemical Analysis Group into two businesses: the CAG and the LSG.

ROIC is a non-GAAP measure and defined as income (loss) from operations less other (income) expense and taxes, divided by the average of the three most recent quarter-end balances of assets less net current liabilities.

Operating Profit Percentage is a non-GAAP measure and defined as revenue minus the sum of cost of goods sold, research and development and selling, general and administrative expense and then dividing that by revenue.

     To determine earned awards, we use payout matrices that link the metrics and reflect threshold-to-maximum opportunities:
  ROIC and revenue for all NEOs in the first half of fiscal year 2010 and Mr. Sullivan, Mr. Nersesian, and Mr. Hirsch for the second half of fiscal year 2010; and

  Operating Profit Percentage and revenue for Mr. McMullen and Mr. Roelofs in the second half of fiscal year 2010.
     No awards were paid unless the ROIC or Operating Profit Percentage threshold was achieved. The target metrics set for our short-term incentives and their corresponding results were as follows:

First Half FY10
	ROIC			Revenue
	Target	Results	Achievement	Target (Mil)	Results (Mil)	Achievement
Agilent	14%	24%	Above Target	$2,199	$2,415	Above Target
EMG	9%	19%	Above Target	$1,139	$1,251	Above Target
CAG/LSG	22%	30%	Above Target	$1,060	$1,164	Above Target
CAG	41%	56%	Above Target	$427	$482	Above Target
LSG	14%	20%	Above Target	$633	$682	Above Target

Second Half FY10
	ROIC			Operating Profit %			Revenue
							Target	Results
	Target	Results	Achievement	Target	Results	Achievement	(Mil)	(Mil)	Achievement
Agilent	16%	22%	Above Target				$2,785	$2,978	Above Target
EMG	16%	28%	Above Target				$1,235	$1,456	Above Target
CAG/LSG	17%	17%	At Target				$1,545	$1,523	Below Target
CAG				23%	22%	Below Target	$948	$920	Below Target
LSG				15%	15%	At Target	$805	$805	At Target

Strategic Component

     For fiscal year 2010, the Performance-Based Compensation Plan added annual strategic goals to align each NEO’s specific business group objectives with the company’s overall business objectives. These goals tie each NEO’s achievement to their specific business objectives. Each NEO had strategic objectives during fiscal year 2010. The strategic component is established within the time prescribed by Section 162(m) of the Internal Revenue Code and is determined on an annual basis. The strategic component accounts for 25% of the total target bonus for each NEO. The maximum payout per NEO for satisfaction of the strategic component is the lesser of (1) up to 200% of strategic objective performance results or (2) 0.5% of non-GAAP pre-tax earnings.

Non-GAAP pre-tax earnings is defined as earnings before income taxes that exclude primarily the impacts of integration costs, acquisition fair value adjustments, restructuring and asset impairment charges, business acquisition and separation costs, non-cash intangibles amortization as well as gains and losses from the sale of investments and disposals of businesses.

     The strategic objectives included but were not limited to achievement of product roadmaps, growth targets for new businesses, and successful Varian integration and synergy capture. The Compensation Committee has full authority to exercise negative discretion and to consider subjective performance against individual strategic objectives.

     Our Compensation Committee sets the monetary value of the fiscal year 2010 short-term incentive targets based on a percent of base salary for each NEO. The Compensation Committee also considered the relative responsibility of each NEO. Each NEO’s short-term incentive target for fiscal year 2010 was set between 70% and 140% of base salary (depending on his or her position), as follows:

Fiscal Year 2010 Short-Term Incentive Payout Table*

	Expressed as a % of base salary
					Annual FY10
			Second Half		Strategic		Total Target Short-Term
	First Half FY10		FY10		Objectives		Incentives for FY10
	Target	Actual	Target	Actual	Target	Actual	Target
Name	Award	Award	Award	Award	Award	Award	Award
William P. Sullivan	52.5%	105%	52.5%	92%	35%	59%	140%
Ronald S. Nersesian	30%	60%	30%	60%	20%	23%	80%
Michael R. McMullen	28%	56%	28%	27%	19%	38%	75%
Nicolas Roelofs	26%	49%	26%	24%	18%	32%	70%
Didier Hirsch	22.5%	45%	26.3%	46%	17.5%	26%	66%
Adrian T. Dillon	32%	64%	—	—	21%	—	53%
____________________

*	Financial performance is measured and paid out each fiscal half; performance against strategic objectives is measured and paid out annually.

     The payouts under the Performance-Based Compensation Plan for fiscal year 2010 are provided in the table below and in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table”.

					Annual FY10
	First Half FY10		Second Half FY10		Strategic Objectives		Actual Short-Term
	Target	Actual	Target	Actual	Target	Actual	Incentives Paid for
	Incentive	Award	Incentive	Award	Incentive	Award	the Fiscal Year
Name	($)	($)	($)	($)	($)	($)	$
William P. Sullivan	$519,750	$1,039,500	$519,750	$915,748	$346,500	$580,338	$2,535,586
Ronald S. Nersesian	$150,000	$300,002	$150,000	$300,002	$100,000	$112,501	$712,505
Michael R. McMullen	$129,375	$258,755	$129,375	$126,453	$86,250	$172,503	$557,711
Nicolas Roelofs	$111,563	$208,969	$111,563	$103,482	$74,375	$134,062	$446,513
Didier Hirsch	$74,250	$148,500	$124,688	$203,993	$70,438	$103,905	$456,399
Adrian T. Dillon	$223,125	$446,247	—	—	$148,750	—	$446,247

Long-Term Incentives

     For fiscal year 2010, the Compensation Committee approved long-term incentive grant values for each NEO that were between the 50th to 75th percentiles of grant values for comparable executives at peer companies. Grant values were delivered as follows:
  Approximately half the value was in the form of stock options calculated using the Black-Scholes model and 20-day average closing price of our common stock prior to grant. The exercise price of the option was the closing price of our common stock on the date of grant.

  The remaining value of the long-term award is a target stock award, delivered under the LTP Program, and determined by dividing the remaining value by the Monte-Carlo valuation factor as provided by Towers Watson. The resulting final stock payout award may range from 0 to 200% of the originally set target and, if earned, is awarded in the form of unrestricted shares.
     Targeting approximately half of the long-term incentive value in stock options and half of the value in performance shares keeps focus on improving Agilent’s stock price and Agilent’s stock price performance relative to its peers respectively.

     The target value of the long-term incentive awards is determined at the beginning of the then-current fiscal year for each NEO and is partially derived from the peer group data provided by the Compensation Committee’s independent compensation consultant and data from the Radford survey. The target value also reflects the Compensation Committee’s judgment on the relative role of each NEO’s position within Agilent, as well as the performance of each NEO.

	Number & Type of Award
			Total Target Value of
	Stock Options	Performance	Long Term-Incentive
Name	(#)(1)	Stock Units (#)(1)	Awards ($)
William P. Sullivan	356,294	83,125	$6,000,000
Ronald S. Nersesian	112,826	26,323	$1,900,000
Michael R. McMullen	95,011	22,166	$1,600,000
Nicolas Roelofs	71,258	16,625	$1,200,000
Didier Hirsch(2)	65,600	15,589	$1,225,000
Adrian T. Dillon(3)	124,703	29,093	$2,100,000
____________________

(1)	Regular stock options and performance stock units were granted on November 18, 2009.

(2)	In addition to his stock option and performance stock unit grants on November 18, 2009, Mr. Hirsch was granted 40,363 stock options and 9,701 performance stock units on August 18, 2010 upon his promotion.

(3)	124,703 stock options and 29,093 performance stock units granted to Mr. Dillon on November 18, 2009 have expired unexercised and were forfeited, respectively, due to his resignation. The target value of Mr. Dillon’s long-term incentive awards was $2,100,000.

     The Compensation Committee has established rolling three-year performance periods for determining earned awards under our LTP Program and uses relative TSR as our metric. For purposes of these determinations, relative TSR reflects (i) the aggregate change in the 20-day average closing price of Agilent’s stock versus each of the companies in Agilent’s LTP Program peer group, each as measured at the beginning and end of the three-year performance period plus (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested quarterly on a pre-tax basis.

Performance Stock Units Earned in Fiscal Year 2010

     The performance shares earned in fiscal year 2010 were based on relative TSR versus all companies in S&P Index - Information Technology Economic Sector (excluding Software and Services) + Health Care Equipment + Life Science Tools and Services for fiscal year 2008 through fiscal year 2010. The performance schedule determined by the Compensation Committee in fiscal year 2008 was as follows:

Payout as a
% of
Performance	Target
Below 25th Percentile Rank (threshold)	0%
25th Percentile Rank	25%
50th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

     Performance shares are completely “at-risk” compensation because Agilent’s performance must be at or above the 25th percentile in order for the individuals to receive a payout. The performance shares will then pay out linearly between each set of data points between:
  The 25th percentile and the 50th percentile; and

  The 50th percentile and below the 75th percentile.
     Agilent’s stock performance relative to peers and the payout percentages for the LTP Program are set forth in the following table:

Fiscal year 2008 - 2010 LTP Program Results
Agilent TSR	-8.5%
TSR Relative Rank	59.6
Calculated Payout as a % of Target	138%

     The table below sets forth the targeted number of shares for the performance period and the shares earned at 138% of target and the cash value of the shares based on the closing price of Agilent’s common stock on November 17, 2010. The payout of these awards was made in November 2010 for the performance period concluded in October 31, 2010.

Fiscal Year 2008 - 2010 LTP Program Payout Table

	Target	Payout at	Cash Value of
	Awards	138%	Payout at
	(Shares)	(Shares)	138% ($) *
William P. Sullivan	77,031	106,302	$3,742,893
Ronald S. Nersesian	14,006	19,328	$680,539
Michael R. McMullen	10,504	14,495	$510,369
Nicolas Roelofs	9,804	13,529	$476,356
Didier Hirsch	5,952	8,213	$289,180
Adrian Dillon	32,213	—	—
____________________

*	Reflects the fair market value of the shares based on the closing price of Agilent’s common stock on November 17, 2010.

Equity Grant Practices

     The Compensation Committee generally makes grants of stock awards to our NEOs at the first Compensation Committee meeting at the beginning of our fiscal year. Awards are neither timed to relate to the price of Agilent’s stock nor to correspond with the release of material non-public information, although grants are generally made when Agilent’s trading window is open. Grants to current employees are generally effective on the date of the Compensation Committee meeting. Grants to new employees, including potential NEOs, are typically made at the next regularly scheduled Compensation Committee meeting following the employee’s start date.

Benefits

     The Agilent global benefits philosophy is to provide NEOs with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2010, the CEO and other NEOs were eligible to receive the same benefits that are generally available to other Agilent employees.

     In addition to the company-wide benefits, Agilent’s NEOs have company-paid financial counseling through a third party service to assist with their personal finances. We believe that providing this service gives our NEOs a better understanding of their pay and benefits, allowing them to concentrate on Agilent’s future success. NEOs are also provided executive physical examinations, for which we cover the costs that are not otherwise covered under each NEO’s chosen health plan. We believe that the executive physical is a prudent measure to help ensure the health of our executives. Both the financial counseling and the executive physicals are benefits generally provided by our comparator companies and are available at a reasonable group cost to Agilent.

     Other than the financial counseling and the executive physicals (which are available for all of our executives, not only our NEOs) mentioned above, there are no special perquisites for our NEOs except for the occasional use by executive officers of company drivers to transport them and their family members to the airport for personal travel.

Deferred Compensation

     Our NEOs are eligible to voluntarily defer base salary, short-term incentives in the form of awards under the Performance-Based Compensation Plan and long-term incentives in the form of stock awards under the LTP Program. The deferrals are made through our 2005 Deferred Compensation Plan. This is a common benefit arrangement offered by our peer companies.

     Payouts are distributed to eligible participants in January of the year following termination of employment, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination. No early distributions or withdrawals are allowed. If an election is made to defer performance shares earned under the LTP Program, shares are deferred in the form of Agilent common stock units only. At the end of the deferral period, the LTP Program shares are simply released to the executive. In November 2009, during an annual open-enrollment period pursuant to the phase-in provisions of Section 409A of the Internal Revenue Code, Agilent allowed its NEOs to make a one-time change to deferral elections made after January 1, 2005.

     These benefits and an additional description of plan features are set forth in the section entitled “Non-Qualified Deferred Compensation in Last Fiscal Year” below and the narrative descriptions accompanying this section.

Pension Plans

     We provide a pension plan, the Agilent Technologies, Inc. Retirement Plan (“Retirement Plan”), to our NEOs , as well as other Agilent employees, for long-term employment retention and to support our career-employment strategy, as well as to provide employee retirement savings. The Agilent Retirement Plan is an important benefit that is not generally available within the technology sector and differentiates Agilent from many of our peer companies. In addition, we provide the Agilent Technologies, Inc. Supplemental Benefit Retirement Plan (the “Supplemental Benefit Retirement Plan”) to our NEOs and other Agilent employees. The Supplemental Benefit Retirement Plan is an unfunded, non-qualified pension plan which pays amounts that would otherwise be due under the regular Retirement Plan benefit formula, but that are limited under the tax-qualified Retirement Plan by Internal Revenue Code regulations.

     Additionally, we provide the Agilent Technologies, Inc. Deferred Profit-Sharing Plan (the “Deferred Profit-Sharing Plan”) that provides certain amounts to our NEOs and other Agilent employees who provided services to our predecessor company, Hewlett-Packard Company (“Hewlett-Packard”), prior to November 1, 1993. None of these plans provide any credit of benefits prior to the date of hire or where there is a break in service.

     Retirement benefits are set forth in the table entitled “Pension Benefits” below and the narrative descriptions accompanying this table.

Policy Regarding Compensation in Excess of $1 Million a Year

     Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and the three other most highly compensated NEOs (excluding the CFO) employed at the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance based” as defined in Section 162(m) of the Code.

     Our Compensation Committee considers the impact of Section 162(m) in setting and determining executive compensation because it is concerned with the net cost of executive compensation to Agilent (i.e., taking into account the tax treatment of the compensation), and its ability to effectively administer executive compensation in the long-term interests of stockholders.

     For fiscal year 2010, stock options, short-term cash incentives and long-term performance stock units are intended to comply with the exception for performance-based compensation under Section 162(m). Of course, in order to maintain flexibility in rewarding individual performance and contributions, the Compensation Committee will not limit all the amounts paid under all of Agilent’s compensation programs to just those that qualify for tax deductibility. In addition, because of the fact-based nature of the performance-based compensation exception and the limited amount of binding-related guidance, Agilent cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) of the Code will in fact so qualify.

Stock Ownership Guidelines

     Our stock ownership guidelines are designed to encourage our NEOs and other executive officers to achieve and maintain a significant equity stake in Agilent and more closely align their interests with those of our stockholders. The guidelines provide that the CEO should accumulate and hold, within five years from election to his or her position, an investment level in our stock equal to a specified multiple of his or her annual base salary The guidelines further provide that the CFO and other executive officers should accumulate and hold, within five years from election to their executive officer positions, an investment level in our stock equal to either (1) a specified multiple of their annual base salary or (2) direct ownership of a certain level of shares of Agilent stock.

     On May 18, 2010, the Compensation Committee further increased the ownership guideline for our CEO from a multiple of five times his annual base salary to a multiple of six times his annual base salary. The Compensation Committee also removed vested but unexercised stock options from the calculation of ownership under the stock ownership guidelines.

     The investment level as a multiple of annual base salary or direct ownership guidelines are set forth below:

	Investment Level =
	Multiple of Annual	Direct Ownership of
Level	Base Salary	Agilent Stock (# of Shares)
CEO	6X	N/A
CFO	3X	80,000
All other executive officers	3X	40,000

     An annual review is conducted to assess compliance with the revised guidelines. By the end of fiscal year 2010, all of our NEOs had either met or were on track to reach their stock ownership guideline requirements within the applicable timeframe.

Termination and Change of Control

     The Compensation Committee adopted change-of-control agreements designed to provide protection to the NEOs so they are not distracted by their personal, professional and financial situations at a time when Agilent needs them to remain focused on their responsibilities, Agilent’s best interests and those of all its stockholders. Consistent with the practice of many of our peers, these agreements provide for a “double-trigger” payout only in the event of a change in control and the executive officer is either terminated from his-or-her position or moved into a position that represents a substantial change in responsibilities within a limited period of time after the transaction (i.e. these agreements do not become operative unless both events occur).

     Effective after July 14, 2009, no newly hired, promoted, or demoted NEO or other executive officer will have tax-restoration payments for parachute payments provided in a new or amended change-of-control agreement. Existing officers that had such protection under ongoing agreements will continue to have this benefit as long as the existing agreements remain in effect without material amendment.

     Potential payments to our NEOs in the event of a change of control under our existing agreements are reported in the “Termination and Change of Control Table.”

     In addition, we have a Workforce Management Program in place that is applicable to all Agilent employees, including NEOs. Employment security is tied to competitive realities as well as individual results and performance, but from time to time, business circumstances could dictate the need for Agilent to reduce its workforce. The Workforce Management Program is intended to assist employees affected by restructuring by providing transition income in the form of severance benefits.

COMPENSATION COMMITTEE REPORT

     Agilent’s executive compensation program is administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for the executive officers. In this regard, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Agilent’s 2010 Annual Report on Form 10-K and in this Proxy Statement.

Submitted by:

Compensation Committee

David M. Lawrence, M.D., Chairperson
Koh Boon Hwee
A. Barry Rand

EXECUTIVE COMPENSATION

Summary Compensation Table

     Agilent’s NEOs for fiscal 2010 include Agilent’s (i) President and Chief Executive Officer, (ii) Senior Vice President, Chief Financial Officer, and (iii) other three most highly compensated executive officers who were serving as executive officers at the end of fiscal 2010, plus one former executive officer for whom disclosure would have been required had he continued serving as an executive officer through the end of fiscal 2010.

Summary Compensation Table
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All other
Name and Principal		Salary	Bonus	Awards ($)	Awards ($)	Compensation	Earnings	Compensation
Position	Year	($)	($)(1)	(2)(3)(5)	(2)(4)(5)	($)(6)	($)(7)	($)(8)	Total ($)
William P. Sullivan	2010	$990,000	$0	$3,395,127	$3,491,810	$2,535,586	$0	$29,924	$10,442,447
President and Chief	2009	$907,500	$0	$2,717,014	$2,611,553	$949,618	$356,518	$28,312	$7,570,515
Executive Officer	2008	$986,667	$0	$3,735,976	$2,723,847	$1,305,563	$385,487	$28,537	$9,166,077

Ronald S. Nersesian	2010	$497,087	$0	$1,075,127	$1,105,736	$712,505	$97,561	$25,182	$3,513,198
Senior Vice President,	2009	$413,125	$0	$931,931	$600,559	$271,597	$92,232	$25,075	$2,334,519
Electronic Measurement	2008	$397,875	$0	$679,286	$495,248	$239,050	$79,307	$24,523	$1,915,290
Group

Michael R. McMullen(10)	2010	$457,091	$0	$905,340	$931,142	$557,711	$98,466	$40,694	$2,990,445
Senior Vice President,	2009	$339,084	$0	$754,374	$413,496	$254,609	$171,067	$107,468	$2,040,098
Chemical Analysis Group

Nicolas Roelofs(10)	2010	$425,004	$0	$679,025	$698,354	$446,513	$92,583	$11,026	$2,352,506
Senior Vice President,	2009	$339,084	$0	$641,172	$304,680	$250,882	$56,151	$22,235	$1,614,203
Life Sciences Group

Didier Hirsch(10)(11)	2010	$366,249	$0	$636,442	$638,812	$456,399	$86,892	$238,933	$2,423,727
Senior Vice President,
Chief Financial Officer

Adrian Dillon(9)	2010	$349,998	$0	$1,188,264	$1,222,135	$446,247	$54,665	$18,105	$3,279,414
Former Executive Vice	2009	$641,663	$0	$1,041,509	$1,001,091	$407,662	$120,920	$25,380	$3,238,225
President, Finance and	2008	$699,996	$0	$1,562,319	$1,139,069	$627,775	$116,294	$24,114	$4,169,567
Administration and Chief
Financial Officer
____________________

(1)	None of the executive officers received any service awards or bonuses for fiscal year 2010.

(2)	Reflects the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Stock Compensation (“FASB ASC Topic 718”). The assumptions used in calculating the expense include the following: fair value, volatility, risk free rate of return, expected term and dividend, which are provided in additional detail in the table below.

(3)	Amounts consist of expenses relating to multiple performance share awards that are outstanding simultaneously for each NEO under the LTP Program and restricted stock unit awards to Mr. Nersesian, Mr. McMullen, and Mr. Roelofs, as described in “Compensation Discussion and Analysis—Long-Term Incentives.”

(4)	Amounts consist of expenses relating to option awards granted under the 2009 Stock Plan granted at an exercise price equal to the closing price of Agilent common stock on the date of grant.

(5)	The expenses listed in these columns include expenses for stock awards and options awarded in accordance with the LTP Program and 2009 Stock Plan, as shown in the table below.

(6)	Amounts consist of incentive awards earned by the NEOs during fiscal year 2010 under the Performance-Based Compensation Plan for Covered Employees.

(7)	Amounts represent the change in pension value for the following Agilent sponsored pension plans: Agilent Technologies, Inc. Deferred Profit-Sharing Plan, Agilent Technologies, Inc. Retirement Plan and Agilent Technologies, Inc. Supplemental Benefit Retirement Plan.

(8)	Amounts reflect (i) employer contributions of $10,969 to Mr. Sullivan, $9,841 to Mr. Nersesian, $9,937 to Mr. McMullen, $10,232 to Mr. Roelofs, $9,800 to Mr. Hirsch and $9,800 to Mr. Dillon for the Agilent Technologies, Inc. 401(k) Plan in fiscal year 2010, (ii) $17,365 for Mr. Sullivan, $14,075 for Mr. Nersesian, $12,840 for Mr. McMullen, and $7,035 for Mr. Dillon for services incurred from The Ayco Company, LP, the provider designated by Agilent to provide financial counseling services to our NEOs, and $7,976 for Mr. Hirsch, for services incurred by KPMG, LLC, the tax provider designated by Agilent to provide tax preparation services for expatriates, (iii) travel expenses fees of $840 for Mr. Sullivan, $265 for Mr. Nersesian, $354 for Mr. McMullen, $44 for Mr. Roelofs, $265 for Mr. Hirsch, and $770 for Mr. Dillon for use of Agilent drivers and vehicles for personal travel, (iv) $16,563 for Mr. McMullen and $52,688 for Mr. Hirsch for relocation from their assignments, (v) and reimbursement of $750 each for Mr. Sullivan and Mr. Roelofs, $1,000 each for Mr. Nersesian, Mr. McMullen, and Mr. Hirsch, and $500 for Mr. Dillon for contribution to a health savings account, and (vi) estimate of lump sum benefit from the Agilent Technologies, Inc. France Pension Plan for Mr. Hirsch of $167,203, assuming that he takes his pension in a lump sum at age 65, and the PPA 2011 mortality table and an interest rate of 6% per annum are used.

(9)	Mr. Dillon resigned from Agilent, effective April 1, 2010 and remained an employee of Agilent through April 30, 2010. All his stock awards and options awarded in accordance with the LTP Program and 2009 Stock Plan for fiscal year 2009 and 2010 were forfeited as of April 30, 2010.

(10)	Messrs. McMullen and Roelofs were not NEOs in the Company’s 2009 Proxy Statement. Therefore, this table does not provide fiscal 2008 compensation data for Messrs. McMullen and Roelofs. Mr. Hirsch was not an NEO until fiscal year 2010.

(11)	Mr. Hirsch transferred from France to the United States at the Company’s request in September 1999. Upon transfer to the US payroll, he became eligible to participate in the Company’s US retirement programs and was no longer eligible to accrue benefits under the French retirement plans. As he transferred at the Company’s request, he became eligible for the Agilent Technologies, Inc. International Relocation Benefit Plan (“IRBP”). The objective of the IRBP is to mitigate the possible estimated retirement income loss under country social security plans, governmental programs and Agilent retirement schemes to an employee who has transferred internationally on a permanent, company-sponsored basis. Any loss of retirement income resulting from Mr. Hirsch’s participation in the U.S. retirement programs and no longer accruing benefits under the French retirement plans will be calculated at retirement and paid to Mr. Hirsch in an single lump sum upon retirement from the Company’s general assets as soon as administratively feasible. The plan was closed to any new participants effective November 30, 2001.

     The following table itemizes the full grant date fair value of equity grants made during the 2008, 2009 and 2010 fiscal years in accordance with FASB ASC Topic 718 for the “Stock Awards” and “Option Awards” columns of the “Summary Compensation” table.

Long-term Incentive Awards
	Long Term Performance Program
	Total FY10 Expense		Total FY09 Expense			Total FY08 Expense
					Restricted
	Stock	Option	Stock	Option	Stock	Stock	Option
	Awards	Awards	Awards	Awards	Unit Awards	Awards	Awards
Mr. Sullivan	$3,395,127	$3,491,810	$2,717,014	$2,611,553	—	$3,735,976	$2,723,847
Mr. Nersesian	$1,075,127	$1,105,736	$607,733	$600,557	$324,200	$679,286	$495,248
Mr. McMullen	$905,340	$931,142	$430,174	$413,496	$324,200	—	—
Mr. Roelofs	$679,025	$698,354	$316,972	$304,680	$324,200	—	—
Mr. Hirsch	$636,442	$638,812	—	—	—	—	—
Mr. Dillon	$1,188,264	$1,222,135	$1,041,509	$1,001,091	—	$1,562,319	$1,139,069

FASB ASC Topic 718 Assumptions

     The following table sets forth the weighted average FASB ASC Topic 718 assumptions used in 2007 to 2010 in the calculation of the stock awards and option awards presented in our “Summary Compensation Table”. For all periods presented, the fair value of share-based awards for employee stock options awards was estimated using the Black-Scholes option pricing model. In 2010, 2009, 2008 and 2007, shares granted under the LTP Program were valued using a Monte Carlo simulation. In 2009 and 2007, the estimated fair value of restricted stock unit awards was determined based on the closing market price of our common stock on the date of grant.

	Years Ended October 31,
	2010	2009	2008	2007
Stock Option Plans:
Weighted average risk-free interest rate	2.19%	2.32%	3.20%	4.60%
Dividend yield	0%	0%	0%	0%
Weighted average volatility	37%	32%	33%	30%
Expected life	4.40 yrs	4.4 yrs	4.6 yrs	4.6 yrs

LTPP:
Volatility of Agilent shares	39%	33%	27%	31%
Volatility of selected peer-company shares	20-80%	17-62%	17-52%	15-57%
Price-wise correlation with selected peers	53%	35%	24%	29%

Grants of Plan-Based Awards in Last Fiscal Year

     The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs during fiscal year 2010. For more information please refer to the “Compensation Discussion and Analysis”.

Grants of Plan-Based Awards in Fiscal Year 2010
								All Other
								Option
								Awards:		Exercise	Grant Date
								Number of		or Base	Fair Value
		Estimated Possible Payouts Under			Estimated Payouts Under Equity			Securities	All Other	Price of	of Stock
		Non-Equity Incentive Plan Awards(1)			Incentive Plan Awards(2)			Underlying	Stock	Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)(3)	(#)	($/Sh)	($)
William P. Sullivan	11/18/2009	$69,300	$693,000	$1,386,000	$612,216	$2,448,863	$4,897,725	356,294	—	$29.46	$3,491,810
	5/18/2010	$69,300	$693,000	$1,039,500	—	—	—	—	—	—	—
Ronald S. Nersesian	11/18/2009	$20,000	$200,000	$400,000	$193,869	$775,476	$1,550,951	112,826	—	$29.46	$1,105,736
	5/18/2010	$20,000	$200,000	$300,000	—	—	—	—	—	—	—
Michael R. McMullen	11/18/2009	$17,250	$172,500	$345,000	$163,253	$653,010	$1,306,021	95,011	—	$29.46	$931,142
	5/18/2010	$17,250	$172,500	$345,000	—	—	—	—	—	—	—
Nicolas Roelofs	11/18/2009	$14,875	$148,750	$297,500	$122,443	$489,773	$979,545	71,258	—	$29.46	$698,354
	5/18/2010	$14,875	$148,750	$297,500	—	—	—	—	—	—	—
Didier Hirsch	11/18/2009	$9,900	$99,000	$198,000	$43,365	$173,460	$346,921	25,237	—	$29.46	$247,332
	5/18/2010	$7,125	$71,250	$142,500	—	—	—	—	—	—	—
	8/1/2010	$8,313	$83,125	$166,250	—	—	—	—	—	—	—
	8/18/2010	—	—	—	$71,399	$285,597	$571,195	40,363	—	$29.44	$391,481
Adrian Dillon	11/18/2009	$29,750	$297,500	$595,000	$214,270	$857,080	$1,714,160	124,703	—	$29.46	$1,222,135
	5/18/2010	—	—	—	—	—	—	—	—	—	—
____________________

(1)	Reflects the value of the potential payout targets for fiscal year 2010 pursuant to the annual award program under Agilent’s Performance-Based Compensation Plan. Actual payout amounts under this plan are disclosed in the “Summary Compensation Table.”

(2)	Reflects the value of potential payout of the target number of performance shares granted in fiscal year 2010 for the FY10 through FY12 performance period under Agilent’s LTP Program. Actual payout of these awards, if any, will be determined by the Compensation Committee after the end of the performance period depending on whether the performance criteria set forth in Agilent’s LTP Program were met. Payout, if any, will be in the form of Agilent common stock. Please see section entitled “Long-Term Incentives” for disclosure regarding material terms of the LTP Program.

(3)	Reflects options granted in fiscal year 2010 under the 1999 Stock Plan in accordance with Agilent’s long-term incentive goals as described in the “Compensation Discussion and Analysis— Long-Term Incentives.” Such options vest at 25% per year over four years.

Outstanding Equity Awards at Fiscal Year-End

     The following table provides information on the current holdings of options, restricted stock awards and restricted stock units by our NEOs as of October 31, 2010.

Outstanding Equity Awards at Fiscal Year 2010 Year-End
		Option Awards(1)						Stock Awards
								Equity	Plan
								Incentive	Awards:
								Awards:	Market or
				Plan				Number of	Payout Value
				Awards:				Unearned	of Unearned
				Number of				Shares,	Shares,
		Number of Securities		Securities				Units or	Units or
		Underlying Unexercised		Underlying		Option		Other Rights	Other Rights
		Options (#)		Unexercised	Option	Vesting	Option	That Have	That Have
	Grant			Unearned	Exercise	Date	Expiration	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	(2)	Date	(#)(3)	($)
William P. Sullivan	12/14/2000	210,029	0	n/a	$56.04	12/14/2001	12/13/2010		$0
	3/1/2005	22,578	0	n/a	$23.16	3/1/2006	2/28/2015		$0
	11/15/2005	224,311	0	n/a	$33.04	11/15/2006	11/14/2015		$0
	11/15/2006	187,200	62,400	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	115,546	115,546	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	339,366	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/18/2009	0	356,294	n/a	$29.46	11/18/2010	11/17/2019		$0
	11/19/2007							77,031	$2,680,679
	11/18/2008							103,950	$3,617,460
	11/18/2009							83,125	$2,892,750
Total		759,664	873,606					264,106	$9,190,889

Ronald S. Nersesian	1/26/2004	26,253	0	n/a	$31.93	1/26/2005	1/25/2014		$0
	1/17/2006	21,002	0	n/a	$31.93	1/17/2007	1/16/2016		$0
	11/15/2006	18,750	6,250	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	21,008	21,009	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	62,217	n/a	$19.00	11/18/2009	11/17/2018		$0
	3/27/2009	5,854	17,565	n/a	$16.21	3/27/2010	3/26/2019		$0
	11/18/2009	0	112,826	n/a	$29.46	11/18/2010	11/17/2019		$0
	11/15/2006							6,499	$226,165
	11/19/2007							14,006	$487,409
	11/18/2008							19,057	$663,184
	3/27/2009							4,916	$171,077
	3/27/2009							15,000	$522,000
	11/18/2009							26,323	$916,040
Total		92,867	219,867					85,801	$2,985,875

Michael R. McMullen	11/26/2001	12,601	0	n/a	$24.45		11/25/2011		$0
	11/19/2002	7,702	0	n/a	$15.14		11/18/2012		$0
	12/22/2003	2,870	0	n/a	$26.83	12/22/2004	11/12/2010		$0
	12/22/2003	1,050	0	n/a	$26.83	12/22/2004	6/14/2011		$0
	1/26/2004	26,253	0	n/a	$31.93	1/26/2005	1/25/2014		$0
	1/24/2005	18,902	0	n/a	$20.62	1/24/2006	1/23/2015		$0
	1/17/2006	18,377	0	n/a	$31.93	1/17/2007	1/16/2016		$0
	11/15/2006	12,750	4,250	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	15,756	15,757	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	17,911	53,733	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/18/2009	0	95,011	n/a	$29.46	11/18/2010	11/17/2019		$0
	11/19/2007							10,504	$365,539
	11/18/2008							16,458	$572,738
	3/27/2009							15,000	$522,000
	11/18/2009							22,166	$771,377
Total		134,172	168,751					64,128	$2,231,654

Nicolas Roelofs	7/18/2006	26,253	0	n/a	$26.99	7/18/2007	7/17/2016		$0
	11/15/2006	12,375	4,125	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	14,706	14,706	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	13,197	39,593	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/18/2009	0	71,258	n/a	$29.46	11/18/2010	11/17/2019
	9/17/2007							3,750	$130,500
	11/19/2007							9,804	$341,179
	11/18/2008							12,127	$422,020
	3/27/2009							15,000	$522,000
	11/18/2009							16,625	$578,550
Total		66,531	129,682					57,306	$1,994,249

Outstanding Equity Awards at Fiscal Year 2010 Year-End
		Option Awards(1)						Stock Awards
								Equity	Plan
								Incentive	Awards:
								Awards:	Market or
				Plan				Number of	Payout Value
				Awards:				Unearned	of Unearned
				Number of				Shares,	Shares,
		Number of Securities		Securities				Units or	Units or
		Underlying Unexercised		Underlying		Option		Other Rights	Other Rights
		Options (#)		Unexercised	Option	Vesting	Option	That Have	That Have
	Grant			Unearned	Exercise	Date	Expiration	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	(2)	Date	(#)(3)	($)
Didier Hirsch	11/13/2000	42,005	0	n/a	$37.53	11/13/2001	11/12/2010		$0
	11/18/2003	13,126	0	n/a	$27.16	11/18/2004	11/17/2013		$0
	11/16/2004	5,802	0	n/a	$21.72	11/16/2005	11/15/2014		$0
	5/17/2005	10,002	0	n/a	$20.87	5/17/2006	5/16/2015		$0
	1/17/2006	17,327	0	n/a	$31.93	1/17/2007	1/16/2016		$0
	11/15/2006	12,375	4,125	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	8,928	8,929	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	12	24,039	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/18/2009	0	25,237	n/a	$29.46	11/18/2010	11/17/2019		$0
	8/18/2010	0	40,363	n/a	$29.44	8/18/2011	8/17/2020		$0
	1/17/2006							7,570	$263,436
	11/15/2006							5,434	$189,103
	11/19/2007							5,952	$207,130
	11/18/2008							7,363	$256,232
	11/18/2009							5,888	$204,902
	8/18/2010							9,701	$337,595
Total		109,577	102,693					41,908	$1,458,398

Adrian T. Dillon	12/3/2001	0	0	n/a	$26.00		12/2/2011		$0
	11/19/2002	0	0	n/a	$15.14		11/18/2012		$0
	11/18/2003	0	0	n/a	$27.16	11/18/2004	11/17/2013		$0
	11/16/2004	0	0	n/a	$21.72	11/16/2005	11/15/2014		$0
	11/15/2005	0	0	n/a	$33.04	11/15/2006	11/14/2015		$0
	11/15/2006	0	0	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	0	0	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	0	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/19/2007							0	$0
	11/18/2008							0	$0
Total		0	0					0	$0
____________________

(1)	Pursuant to the anti-dilution provisions in Agilent’s 1999 Stock Plan, the number of shares and exercise prices related to the listed stock options with grant dates prior to November 1, 2006 were adjusted to maintain their aggregate economic value in connection with the spin-off of Verigy on October 31, 2006.

(2)	Each option is exercisable in four equal annual installments beginning on the first anniversary of the date of the grant, except those options granted on December 22, 2003. The options granted on December 22, 2003 were part of the option exchange completed in 2003 and are exercisable in two equal annual installments beginning on the first anniversary of the date of grant. The date shown in this column reflects the first vesting date.

(3)	Amounts reflect multiple unvested performance share awards that are outstanding simultaneously as of the end of fiscal year 2010 for each NEO under the LTP Program, except the 20,000 restricted stock unit awards granted to Mr. Nersesian, Mr., McMullen and Mr. Roelofs on March 27, 2009, and the 7,500 restricted stock unit awards granted to Mr. Roelofs on September 17, 2007. Each restricted stock unit award vests in four equal annual installment beginning on the first anniversary of the date of grant. See the “Compensation Discussion and Analysis.”

Option Exercises and Stock Vested at Fiscal Year-End

     The following table sets forth information on stock option exercises and stock vesting in fiscal year 2010 and the value realized on the date of exercise, if any, by each of our NEOs.

Option Exercises and Stock Vested in Fiscal Year 2010
			Restricted Stock & Restricted
	Option Awards		Stock Units		Performance Awards
	Number of		Number of	Value	Number of
	Shares Acquired	Value Realized	Awards Acquired	Realized	Awards Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	Upon Vesting (#)	on Vesting ($)	Upon Vesting (#)(1)	on Vesting ($)(2)
William P. Sullivan	651,321	$5,070,521	—	—	192,830	$6,292,008
Ronald S. Nersesian	40,429	$442,498	5,000	$171,550	27,994	$935,839
Michael R. McMullen	1,596	$5,064	5,000	$171,550	20,389	$683,977
Nicolas Roelofs	—	—	8,750	$286,113	19,249	$644,867
Didier Hirsch	30,000	$360,318	—	—	13,933	$457,691
Adrian T. Dillon	848,361	$6,906,264	—	—	36,192	$1,066,216
____________________

(1)	Amounts reflect the aggregate of (i) performance shares granted in our fiscal year 2007 pursuant to Agilent’s LTP Program for fiscal year 2007 through fiscal year 2009 (“FY07-FY09”) performance period and paid out in fiscal year 2010 as follows: Mr. Sullivan, 86,528 shares, Mr. Nersesian, 8,666 shares, Mr. McMullen, 5,894 shares, Mr. Roelofs, 5,720 shares, Mr. Hirsch, 5,720 shares, Mr. Dillon, 36,192 shares, and (ii) performance shares granted in fiscal year 2008 pursuant to the LTP Program for the FY08-FY10 performance period and paid out in calendar year 2010 as follows: Mr. Sullivan, 106,302 shares, Mr. Nersesian, 967 shares, Mr. McMullen, 14,495 shares, Mr. Roelofs, 13,529 shares, and Mr. Hirsch, 411 shares. Mr. Nersesian and Mr. Hirsch had elected to defer 18,361 shares and 7,802 shares respectively into their Deferred Compensation Accounts. Mr. Dillon did not receive any shares for the FY08-FY10 performance period as he had resigned during the fiscal year.

(2)	The market value of these awards is based on the closing price of Agilent’s common stock on the release dates as follows: (i) FY07-FY09 performance period released on November 18, 2009 include the following: Mr. Sullivan, $2,549,115, Mr. Nersesian, $255,300, Mr. McMullen, $173,608, Mr. Roelofs, $168,511, Mr. Hirsch, $168,511 and Mr. Dillon, $1,066,216, and (ii) FY08-FY10 performance period released on November 17, 2010 include the following: Mr. Sullivan, $3,742,893, Mr. Nersesian, $680,539, Mr. McMullen, $510,369, Mr. Roelofs, $476,356, and Mr. Hirsch, $289,180. This methodology was adopted by our Compensation Committee in fiscal 2004 based on advice from our then compensation consultant, Mercer HR Consulting.

Pension Benefits

     The following table shows the estimated present value of accumulated benefits payable including years of credited service payable on retirement to our NEOs under the Deferred Profit-Sharing Plan (“DPSP”), the Retirement Plan and the Supplemental Benefit Retirement Plan. To calculate the number of years of an eligible employee’s service, the pension plans will bridge each eligible employee’s service, if any, with Hewlett-Packard Company to that eligible employee’s service with Agilent; the years of service will reflect employment service from both Hewlett-Packard and Agilent. The cost of all three plans is paid entirely by Agilent. The present value of accumulated benefit is calculated using the assumptions under Accounting Standards Codification Topic 715: Compensation – Retirement Benefits for the fiscal year end measurement (as of October 31, 2010). The present value is based on a lump sum interest rate of 6.00%, DPSP rate of return of 7.5% and the “applicable mortality table” described in section 417(e)(3) of the Internal Revenue Code. See also Note 15 to Agilent’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as filed with the SEC on December 17, 2010.

Pension Benefits
		Agilent Technologies, Inc.
					Number		Present
	Eligible for Full	Deferred		Supplemental	of Years	Payments	Value of
	Retirement	Profit-Sharing	Retirement	Benefit Plan	of Credited	During Last	Accumulated
Name	Benefits?	Plan ($)	Plan ($)	($)	Service (#)	Fiscal Year ($)	Benefit ($)
William P. Sullivan	Yes	$605,692	$416,685	$3,465,420	30	$0	$4,487,797
Ronald S. Nersesian	No	$0	$259,049	$243,498	8	$0	$502,547
Michael R. McMullen	No	$193,943	$612,291	$483,046	26	$0	$1,289,280
Nicolas Roelofs	No	$0	$145,752	$110,342	5	$0	$256,094
Didier Hirsch	No	$0	$369,370	$216,872	11	$0	$586,242
Adrian T. Dillon	No	$0	$265,707	$661,429	9	$0	$927,136

     Retirement Plan

     The Retirement Plan guarantees a minimum retirement benefit payable at normal retirement age (the later of age 65 or termination). Benefits are accrued on a monthly basis as a lump sum payable at normal retirement age based on target pay and years of credited service up to a maximum of 30 years as follows:

     For participants who have fewer than 15 years of service:

[11% × target pay at the end of the month]

PLUS

[5% × target pay at the end of the month in excess of 50% of the Social Security Wage Base]

      For participants who have 15 or more years of service:

[14% × base/target pay at the end of the month]

PLUS

[5% × base/target pay at the end of the month in excess of 50% of the Social Security Wage Base]

     Benefits under the Retirement Plan are payable as either (a) a single life annuity for single participants or as (b) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as an actuarially equivalent 75% or 100% joint and survivor annuity, or as a one-time lump sum. Payments made prior to normal retirement age will be reduced in accordance with the plan provisions.

     All regular full-time or regular part-time employees automatically become participants in the Retirement Plan on the May 1 or November 1 following completion of two years of service.

     Deferred Profit-Sharing Plan

     The Deferred Profit-Sharing Plan is a closed, defined contribution plan. The Deferred Profit-Sharing Plan was created by Hewlett-Packard and covers participants’ service with Hewlett-Packard before November 1, 1993 and is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.

     For service prior to November 1, 1993 (if any), the benefit due is the greater of (i) the benefit defined by the Retirement Plan formula, and (ii) the annuity value of the Deferred Profit-Sharing Plan account balance. Therefore, for service prior to November 1, 1993, the Retirement Plan guarantees a minimum retirement benefit.

     Benefits under the Deferred Profit-Sharing Plan are payable at normal retirement age as either (i) a single life annuity for single participants, or (ii) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as 75% or 100% joint and survivor annuity, or as a one-time lump sum.

     Supplemental Benefit Retirement Plan

     The Supplemental Benefit Retirement Plan is unfunded, non-qualified deferred compensation plan. Benefits payable under this plan are equal to the excess of the qualified Retirement Plan amount that would be payable in accordance with the terms of the Retirement Plan disregarding the benefit and compensation limitations imposed pursuant to sections 415 and 401(a)(17) of the Internal Revenue Code.

     Benefits under the Supplemental Benefit Retirement Plan are payable upon termination or retirement as follows:
  Accruals prior to January 1, 2005 are paid in a single lump sum in the January following the fiscal year in which the participant takes his qualified Retirement Plan benefit.

  Accruals after December 31, 2004 are paid based on date participants retire or terminate: in January immediately following if termination occurs during the first six months of the year; or in July if termination occurs during the second six months of the year. Participants will receive a benefit in the form of either five annual installments (if the lump sum value is at least $150,000); or in a single lump sum (if the lump sum value is less than $150,000).
Non-Qualified Deferred Compensation in Last Fiscal Year

     For fiscal year 2010, the non-qualified deferred compensation plan is available to all active employees on the US payroll with a base salary greater than or equal to $245,000.

     There are three types of earnings that may be deferred under the program:

1.	100% of annual base pay earnings in excess of the IRS qualified plan limit of $245,000 for 2010;

2.	95% of bonus earnings, discretionary and cash compensation paid under the Performance- Based Compensation Plan; and

3.	95% of performance based compensation paid out in accordance with the terms of Agilent’s LTP Program. Awards under this program are paid out in the form of Agilent common stock.

     Deferral elections may be made annually and are part of overall tax planning for many executives. There are several investment options available under the Plan, which mirror the investment choices under our tax-qualified 401(k) plan, with the exception of Agilent’s common stock which is not available under the non-qualified deferred compensation plan. All investment choices are made by the participant. Based on market performance, dividends and interest are credited to participants’ accounts from the funds that the participant has elected.

     At the time participation is elected, employees must also elect payout in either of two forms, both of which can commence upon termination or be delayed by an additional one, two or three years following termination:

1.	a single lump sum payment; or

2.	annual installments over a five-to-fifteen year period.

     Payouts are distributed to eligible participants in January of the year following termination, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination where termination occurs during the second half of the calendar year. No early distributions or withdrawals are allowed. When and if received, a participant in the LTP Program may elect to defer his or her shares through our 2005 Deferred Compensation Plan. The LTP Program shares are deferred in the form of Agilent common stock only. At the end of the deferral period, the LTP Program shares are simply released to the executive.

     We have established a rabbi trust as a source of funds to make payments under the non-qualified deferred compensation plan. As of October 31, 2010, the rabbi trust with Fidelity Management Trust Company was overfunded, so there is no need for additional funding.

     The table below provides information on the non-qualified deferred compensation of the NEOs for fiscal year 2010.

Non-Qualified Deferred Compensation
	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)	($) (2)	($)	($)
William P. Sullivan	$0	$0	$1,873,783	$0	$8,158,269
Ronald S. Nersesian	$188,662	$0	$96,121	$0	$708,925
Michael R. McMullen	$0	$0	$771	$0	$5,432
Nicolas Roelofs	$0	$0	$0	$0	$0
Didier Hirsch(3)	$293,205	$0	$136,182	$0	$852,280
Adrian T. Dillon	$0	$0	$1,300,520	$0	$6,389,134
____________________

(1)	The salary portion of the amounts reflected above is included in the amount reported as salary in the “Summary Compensation Table.” Detailed in the table below, are the deferred amounts for the following: salary contribution amounts for fiscal year 2010, the amount of shares and the value of the shares paid out pursuant to the LTP Program for the FY07-FY09 and FY08-FY10 performance periods and the value of compensation earned as part of Agilent’s annual rewards program.

(2)	Amounts reflected are not included in the “Summary Compensation Table” because the earnings are not “above-market.” These amounts include dividends, interest and change in market value.

(3)	Aggregate Balance at Last Fiscal Year End for Mr. Hirsch includes $167,203 equivalent to the aggregate lump sum balance for the Agilent Technologies, Inc. France Pension Plan (as described below). The present value of accumulated benefit is calculated using the assumptions under Accounting Standards Codification Topic 715: Compensation – Retirement Benefits for the fiscal year end measurement (as of October 31, 2010). The present value is based on a lump sum interest rate of 6.00%, rate of return of 7.5% and the “applicable mortality table” described in section 417(e)(3) of the Internal Revenue Code.

		Value of	Value of	Value of
		Deferred	Deferred	Deferred	Total Value of
		Compensation	Shares Paid	Shares Paid	Employee	Amount of	Amount of
		Earned as part of	Out from the	Out from the	Contribution of	Deferred	Deferred
		Agilent’s Annual	LTP Program	LTP Program	Deferred	Shares from	Shares from
	Deferred	Rewards	for	for	Compensation	LTP Program	LTP Program
	Salary	Program	FY07-FY09	FY08-FY10	for FY10	FY07-FY09	FY08-FY10
Name	FY 10 ($)	($)	($)	($)	($)	(#)	(#)
William P. Sullivan	$0	$0	$0	$0	$0	0	0
Ronald S. Nersesian	$0	$0	$188,662	$646,491	$835,153	6,404	18,361
Michael R. McMullen	$0	$0	$0	$0	$0	0	0
Nicolas Roelofs	$0	$0	$0	$0	$0	0	0
Didier Hirsch	$0	$135,447	$293,205	$274,708	$703,360	5,355	7,802
Adrian T. Dillon	$0	$0	$0	$0	$0	0	0

     Agilent Technologies, Inc. France Pension Plan

     The Agilent Technologies France Pension Plan is a defined contribution plan created by Hewlett-Packard in 1982 and is open to all exempt employees in France. Since Mr. Hirsch was originally employed by Hewlett-Packard France, he is the only participant, among the NEOs, of this plan. The French Pension Scheme is not a tax-qualified defined contribution plan under the U.S. Internal Revenue Code.

     Eligible employees must have Pensionable Salary above eight times the French Social Security Ceiling (“Tranche C” threshold) to be a participant of this plan. Agilent contributes 5% of Pensionable Salary and eligible employees contribute 3% of Pensionable Salary. Benefits under this plan are payable at the plan’s normal retirement age (age 65) or from age 60 with a 5% reduction per annum as a lifetime annuity resulting from the accumulated contributions and actual return on investments. Should the participant die prior to receiving benefits, the surviving spouse would receive 60% of the annuity accrued at the time of the participant’s death (death in service) or 60% of the actual annuity (death in retirement). In case of employment termination the accrued benefit retirement annuity and, where appropriate, contingent spouse’s pension is deferred to normal retirement age.

Termination and Change of Control Arrangements

     Set forth below is a description of the plans and agreements that could result in potential payments to the NEOs in the case of their termination of employment and/or a change of control of Agilent.

Change of Control Agreements

     Each NEO has signed a Change of Control Agreement. Under these agreements, in the event that within 24 months after a change of control of Agilent, Agilent or its successor terminates the employment of such executive without cause or an event constituting good reason occurs and the executive resigns within three months after such an event, the executive will be entitled to: (i) two times, or solely with respect to the CEO, three times, the sum of such executive’s base salary and target bonus, (ii) payment of $80,000 for medical insurance premiums, (iii) full vesting of all outstanding options and stock awards, and (iv) a prorated portion of any bonus. To the extent that the payment of these benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax, subject to certain exceptions for all of the named executives officers except the CEO. The Committee amended our forms of Change of Control Agreement to remove tax gross-ups of parachute payments. These amended forms of agreements will be entered into with newly-hired, appointed, promoted or demoted officers from and after July 14, 2009. Current officers’ existing Change of Control Agreements will not be amended unless the officer is promoted or demoted.

     In exchange for such consideration, each executive has agreed to execute a release of all of the executive’s rights and claims relating to his or her employment.

     Under these agreements a “change of control” means occurrence of any of the following events: (i) the sale, exchange, lease or other disposition or transfer of all or substantially all of the assets of Agilent to a third party; (ii) a merger or consolidation involving Agilent in which the stockholders of Agilent immediately prior to such merger or consolidation are not the owners of more than 75% of the total voting power of the outstanding voting securities of Agilent after the transaction; or (iii) the acquisition of beneficial ownership of at least 25% of the total voting power of the outstanding voting securities of Agilent by a third person. “Good reason” means (i) the reduction of the officer’s rate of pay, other than reductions that apply to employees generally and variable and performance reductions; (ii) reduction in benefits or failure to receive the same benefits as similarly situated employees; (iii) a change in the officer’s duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution of position, subject to certain exceptions; (iv) the relocation to a worksite that is more than 35 miles from his prior worksite; (v) the failure or refusal of a successor to Agilent to assume Agilent’s obligations under the agreement, or (vi) a material breach by Agilent or any successor to Agilent of any of the material provisions of the agreement.

     Under these agreements, “cause” means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on Agilent’s business or reputation; (ii) repeated unexplained or unjustified absences from Agilent; (iii) refusal or willful failure to act in accordance with any specific directions, orders or policies of Agilent that has a material adverse effect on Agilent’s business or reputation; (iv) a material and willful violation of any state or federal law that would materially injure the business or reputation of Agilent as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against Agilent which has a material adverse effect on Agilent’s business or reputation; (vi) conduct by the officer which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by the officer of any contract between the officer and Agilent or any statutory duty of the officer to Agilent that is not corrected within thirty days after written notice to the officer.

     In addition, in the event of a change of control:

1.	Participants in the LTP Program would receive at the earlier of the end of the performance period or termination of the program an LTP Program payout equivalent to the greater of the target award or the accrued amount of the payout, and in the case of termination during the first 12 months of the performance cycle, prorated for the amount of time elapsed during the first twelve months of the performance period; and

2.	Participants who receive restricted stock unit awards would vest in full immediately prior to the closing of the transaction.

Termination and Change of Control Table

     For each of the NEOs, the table below estimates the amount of compensation that would be paid in the event that (i) a change of control of Agilent occurs and executive is terminated without cause or voluntarily terminates at a time when an event constituting good reason has occurred either within 24 months following the change of control or within 3 months prior to such change of control, involuntary termination with or without cause, voluntary termination, or death or disability occurs. As Mr. Dillon resigned as Executive Vice President, Finance and Administration and CFO of Agilent, effective April 1, 2010, he has not been included in this table. The amounts shown assume that each of the terminations was effective October 31, 2010.

		Involuntary	Voluntary
		Termination	Termination
		or Resignation for	or Involuntary
		Good Cause in	Termination
		Connection with	with or
		a Change of Control	without	Death/Disability(6)
Name	Type of Benefit	($)(1)	Cause ($)	($)
William P. Sullivan	Cash Severance Payments	$7,128,000	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$9,190,889	$0	$9,190,889
	Stock Option Acceleration(3)	$7,368,176	$0	$7,368,176
	Pension Benefits(4)	$4,080,810	$4,080,810	$4,080,810
	Excise Tax Gross-Up(5)	$7,078,402	$0	$0
	Total Termination
	Benefits:	$34,926,277	$4,080,810	$20,639,875
Ronald S. Nersesian	Cash Severance Payments	$1,800,000	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$2,759,710	$0	$2,759,710
	Stock Option Acceleration(3)	$1,922,415	$0	$1,922,415
	Pension Benefits	$280,216	$280,216	$280,216
	Excise Tax Gross-Up(5)	$2,104,737	$0	$0
	Total Termination
	Benefits:	$8,947,078	$280,216	$4,962,341
Michael R. McMullen	Cash Severance Payments	$1,610,000	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$2,231,654	$0	$2,231,654
	Stock Option Acceleration(3)	$1,363,397	$0	$1,363,397
	Pension Benefits	$672,906	$672,906	$672,906
	Excise Tax Gross-Up(5)	$1,680,044	$0	$0
	Total Termination
	Benefits:	$7,638,001	$672,906	$4,267,957
Nicolas Roelofs	Cash Severance Payments	$1,445,000	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$1,994,249	$0	$1,994,249
	Stock Option Acceleration(3)	$1,012,926	$0	$1,012,926
	Pension Benefits	$154,330	$154,330	$154,330
	Excise Tax Gross-Up(5)	$1,359,495	$0	$0
	Total Termination
	Benefits:	$6,046,000	$154,330	$3,161,505
Didier Hirsch	Cash Severance Payments	$1,615,000	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$1,005,859	$0	$1,005,859
	Stock Option Acceleration(3)	$737,758	$0	$737,758
	Pension Benefits	$488,745	$488,745	$488,745
	Excise Tax Gross-Up(5)	$0	$0	$0
	Total Termination
	Benefits:	$3,927,362	$488,745	$2,232,362
____________________

(1)	To the extent that the payment of the listed benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax. However, in the case of all of the NEOs, other than Mr. Sullivan, the executive shall not be entitled to receive a gross-up payment if (i) the payment of the listed benefits may be reduced to an amount (the “Reduced Amount”) sufficient to result in no portion of such payment being subject to an excise tax, and (ii) after reducing such payment by the Reduced Amount, the executive would receive, on a pre-tax basis, an amount not less than 90% of the value of the unreduced payment on a pre-taxed basis.

(2)	Flat lump sum benefit for healthcare expenses, including additional health plan premium payments that may result from termination in the event of change of control.

(3)	Calculated using the in-the-money value of unvested options as of October 29, 2010, the last business day of Agilent’s last completed fiscal year. The closing price of Agilent common stock as of October 29, 2010 was $34.80.

(4)	For information regarding potential payments upon termination under the 2005 Deferred Compensation Plan and the Retirement Plan, the Supplemental Benefit Retirement Plan and the Deferred Profit-Sharing Plan, in which our NEOs participate, see “Non-Qualified Deferred Compensation in Last Fiscal Year” and “Pension Benefits” above.

(5)	We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of October 2010, compounded semiannually; (ii) a statutory federal income tax rate of 35%, Medical tax rate of 1.45%, California income tax rate of 10.55% for all NEOs except Mr. McMullen who resides in the state of New Jersey which has an income tax rate of 9.9%; (iii) Section 280G “base amount” was determined based on average W-2 compensation for the period from 2005- 2009; and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

(6)	Under the 1999 Stock Plan, 2010 Stock Plan and the LTP Program, if a NEO dies or is fully disabled, his or her unvested stock options and stock awards shall fully vest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are set forth in “Board Structure and Compensation.” During the most recent fiscal year, no Agilent executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Agilent’s Compensation Committee.

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

     The Company’s Standards of Business Conduct and Director Code of Ethics require that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or the best interests of the Company. In addition, the Company has adopted a written Related Person Transactions Policy and Procedures (the “Related Person Transactions Policy”) that prohibits any of the Company’s executive officers, directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy. For purposes of the policy, a “related person transaction” includes any transaction (within the meaning of Item 404(a) of the Securities and Exchange Commission’s Regulation S-K) involving the Company and any Related Person that would be required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K.

     Under our Related Person Transactions Policy, the General Counsel must advise the Nominating/ Corporate Governance Committee of any related person transaction of which she becomes aware. The Nominating/Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating/ Corporate Governance Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:
  the size of the transaction and the amount payable to the related person;

  the nature of the interest of the related person in the transaction;

  whether the transaction may involve a conflict of interest; and

  whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.
     Under the Related Person Transactions Policy, Company management screens for any potential related person transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify Related Persons and transactions between the Company and related persons. If a related person transaction is identified, such transaction is brought to the attention of the Nominating/Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

     The Nominating/Corporate Governance Committee must approve or ratify each related person transaction in accordance with the policy. Absent this approval or ratification, no such transaction may be entered into by the Company with any related person.

     In March 2008, the Nominating/Corporate Governance Committee amended the Related Person Transactions Policy to provide for standing pre-approval of limited transactions with related persons. Pre-approved transactions include:

(a)	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $1,000,000, or (ii) 2 percent of that company’s total annual revenues.

(b)	Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), a director or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000, or 2 percent of the charitable organization’s total annual receipts.

     Agilent will disclose the terms of related person transactions in its filings with the SEC to the extent required.

Transactions with Related Persons

     We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our management or Board of Directors have relationships as directors or executive officers. For transactions entered into during fiscal year 2010, no related person had or will have a direct or indirect material interest and none exceeded or fell outside of the pre-approved thresholds set forth in our Related Party Transaction Policy.

     The following list identifies which of these companies purchased more than $120,000 in products and services from us in fiscal 2010.
  Johnson & Johnson (“J&J”). Mr. James G. Cullen is a director of J&J. J&J or its affiliates purchased from Agilent an aggregate of approximately $10.5 million of products and services in fiscal 2010.

  Avnet, Inc. (“Avnet”). Mr. William P. Sullivan is a director of Avnet. Avnet or its affiliates purchased from Agilent an aggregate of approximately $1.3 million of products and services in fiscal 2010.

  URS Corporation (“URS”). Mr. William P. Sullivan is a director of URS. URS or its affiliates purchased from Agilent an aggregate of approximately $1.2 million of products and services in fiscal 2010.

  Catalent Pharma Solutions, Inc. (“Catalent”). Mr. Paul N. Clark is a director of Catalent. Catalent or its affiliates purchased from Agilent an aggregate of approximately $1.3 million in products and services in fiscal year 2010.

  Talecris Biotherapeutics Holdings Corp. (“Talecris”). Mr. Paul N. Clark is a director of Talecris. Talecris or its affiliates purchased from Agilent an aggregate of approximately $726,000 in products and services in fiscal year 2010.

  Harlan Laboratories, Inc. (“Harlan”). Mr. Paul N. Clark is a director of Harlan. Harlan or its affiliates purchased from Agilent an aggregate of approximately $233,000 in products and services in fiscal year 2010.

  Campbell Soup Company (“Campbell”). Mr. A. Barry Rand is a director of Campbell. Campbell or its affiliates purchased from Agilent an aggregate of approximately $138,000 in products and services in fiscal year 2010.

AUDIT AND FINANCE COMMITTEE REPORT

     During fiscal year 2010, the Audit and Finance Committee of the Board reviewed the quality and integrity of Agilent’s consolidated financial statements, the effectiveness of its system of internal control over financial reporting, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the New York Stock Exchange Listing Standards. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has identified Heidi Fields as the Audit and Finance Committee’s “Financial Expert.” Agilent operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met twelve times, including telephone meetings, during the 2010 fiscal year.

     The Audit and Finance Committee’s work is guided by a written charter that the Board has approved. The Audit and Finance Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the New York Stock Exchange. You can access the latest Audit and Finance Committee charter by clicking on “Governance Policies” in the “Corporate Governance” section of the Web page at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attention: Investor Relations.

     The Audit and Finance Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, Agilent’s independent registered public accounting firm, Agilent’s audited consolidated financial statements and Agilent’s internal control over financial reporting. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, during the 2010 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Agilent. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Agilent’s audited consolidated financial statements be included in Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee

     Heidi Fields, Chairperson
     Paul N. Clark
     Robert J. Herbold

     The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Fees Paid to PricewaterhouseCoopers

     The following table sets forth the aggregate fees charged to Agilent by PricewaterhouseCoopers for audit services rendered in connection with the audited consolidated financial statements and reports for the 2010 and 2009 fiscal years and for other services rendered during the 2010 and 2009 fiscal years to Agilent and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

		% of		% of
Fee Category:	Fiscal 2010	Total	Fiscal 2009	Total
Audit Fees	$7,395,000	87.7	$5,663,000	68.5
Audit-Related Fees	288,000	3.4	2,422,000	29.3
Tax Fees:
Tax compliance/preparation	742,000	8.8	169,000	2.1
Other tax services	0	0.0	0	0.0
Total Tax Fees	742,000	8.8	169,000	2.1
All Other Fees	7,000	0.1	8,000	0.1
Total Fees	$8,432,000	100.0	$8,262,000	100.0

     Audit Fees: Consists of fees billed for professional services rendered for the integrated audit of Agilent’s consolidated financial statements and its internal control over financial reporting and review of the interim condensed consolidated financial statements included in quarterly reports. Fiscal 2010 and 2009 fees also consist of fees billed for services that are normally provided by PricewaterhouseCoopers in connection with statutory reporting and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

     Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Agilent’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. For fiscal 2010 and 2009, services included approximately $200,000 and $2,100,000, respectively paid to PricewaterhouseCoopers for services rendered in connection with divestitures of several smaller businesses.

     Tax Fees: Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties, mergers and acquisitions and international tax planning.

     All Other Fees: Consists of fees for all other services other than those reported above. These services include a license for specialized accounting research software. Agilent’s intent is to minimize services in this category.

     In making its recommendation to ratify the appointment of PricewaterhouseCoopers as Agilent’s independent registered public accounting firm for the fiscal year ending October 31, 2011, the Audit and Finance Committee has considered whether services other than audit and audit-related services provided by PricewaterhouseCoopers are compatible with maintaining the independence of PricewaterhouseCoopers.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Auditors

     The Audit and Finance Committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit and Finance Committee has delegated its preapproval authority up to a specified maximum to the Chairperson of the Audit and Finance Committee, Heidi Fields, who may preapprove all audit and permissible non-audit services so long as her preapproval decisions are reported to the Audit and Finance Committee at its next scheduled meeting.

ADDITIONAL QUESTIONS AND INFORMATION REGARDING
THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:	What happens if additional proposals are presented at the annual meeting?

A:	Other than the four proposals described in this Proxy Statement, Agilent does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, William P. Sullivan, Agilent’s President and Chief Executive Officer, and Marie Oh Huber, Agilent’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason, any one or more of Agilent’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What class of shares is entitled to be voted?

A:	Each share of Agilent’s common stock outstanding as of the close of business on January 6, 2011, the Record Date, is entitled to one vote at the annual meeting. On the Record Date, Agilent had approximately 349,230,467 shares of common stock issued and outstanding.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	A representative of Computershare Investor Services will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Agilent or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Agilent’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Agilent will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Agilent has retained the services of Georgeson, Inc. (“Georgeson”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Agilent estimates that it will pay Georgeson a fee of $12,500 for its services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Agilent’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, Agilent may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:
You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in Agilent’s proxy statement for next year’s annual meeting, the written proposal must be received by Agilent no later than September 21, 2011 and should contain such information as is required under Agilent’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Agilent-sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by Agilent no later than September 21, 2011 and should contain such information as required under Agilent’s Bylaws. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents.

Nomination of Director Candidates: Agilent’s Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Agilent not less than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to stockholders. Agilent’s 2011 Proxy Statement was first sent to stockholders on January 19, 2011. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by Agilent not later than September 21, 2011. In addition, the notice must meet all other requirements contained in Agilent’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions: You may contact the Agilent Corporate Secretary at Agilent’s corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of Agilent’s Bylaws can be accessed on the Agilent Investor Relations Web site at http://www.investor.agilent.com. Click “Corporate Governance” and then “Governance Policies” on the left hand side of the screen.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of the proxy materials or, where applicable, one Notice to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. For stockholders receiving hard copies of the proxy materials, a separate proxy card is included with the proxy materials for each stockholder. For stockholders receiving a Notice, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you have only received one set of the proxy materials or one Notice, you may request separate copies at no additional cost to you by calling us at (408) 553-2424 or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records. If you received a Notice and you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

You may also request separate paper proxy materials or a separate Notice for future annual meetings by following the instructions for requesting such materials in the Notice, or by contacting us by calling or writing.

Q:	If I share an address with other stockholders of Agilent, how can we get only one set of voting materials for future meetings?

A:	You may request that we send you and the other stockholders who share an address with you only one Notice or one set of proxy materials by calling us at (408) 553-2424 or by writing to us at: Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records.

You may receive a copy of Agilent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 without charge by sending a written request to Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Investor Relations.

By Order of the Board,
MARIE OH HUBER
Senior Vice President, General Counsel
and Secretary
Dated: January 19, 2011

DIRECTIONS TO THE SOUTH SAN FRANCISCO
CONFERENCE CENTER

From the South (San Jose)

Take Highway 101 north to the South Airport Boulevard exit (which is two miles north of the San Francisco International Airport). At the first stop light; drive straight across the intersection and directly into the Holiday Inn parking lot. The South San Francisco Conference Center is on the left.

From the North (San Francisco)

Take Highway 101 South to the South Airport Boulevard exit in South San Francisco. Stay to the right and turn east under the freeway overpass. Make a right at the Hungry Hunter Restaurant onto South Airport Boulevard. The South San Francisco Conference Center is located on the left between the Good Nite Inn and the Holiday Inn.

Parking

The South San Francisco Conference Center has an agreement to share parking with both neighboring hotels—the Holiday Inn to the south and the Good Nite Inn to the north. Additional parking is available diagonally across the street in the lot located between the Travelodge and the Best Western Grosvenor Hotel.

©	Agilent Technologies, Inc. 2011 Printed in U.S.A. January, 2011

Printed on recycled paper with 30% post-consumer waste

Annual Meeting of Stockholders The South San Francisco Conference Center 255 South Airport Boulevard South San Francisco, California March 1, 2011 at 10:00 a.m. ADMIT ONE	Annual Meeting of Stockholders The South San Francisco Conference Center 255 South Airport Boulevard South San Francisco, California March 1, 2011 at 10:00 a.m. ADMIT ONE

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 1, 2011.

Vote by Internet Log on to the Internet and go to www.envisionreports.com/agilent Follow the steps outlined on the secured website.
Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and every 1 year for Proposal 4.

1.	Election of Directors: To elect three directors to a 3-year term. At the annual meeting, the Board of Directors intends to present the following nominees for election as directors:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Heidi Fields	☐	☐	☐	02 - David M. Lawrence, M.D.	☐	☐	☐	03 - A. Barry Rand	☐	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.		☐	☐	☐	3.	To approve the compensation of Agilent’s named executive officers.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	To approve the frequency of voting on the compensation of Agilent’s named executive officers.	☐	☐	☐	☐	5.	To consider such other business as may properly come before the annual meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — AGILENT TECHNOLOGIES, INC.

Annual Meeting of Stockholders—March 1, 2011

This Proxy is solicited on Behalf of the Board of Directors.

The undersigned hereby appoints William P. Sullivan and Marie Oh Huber, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Agilent Technologies, Inc. held of record by the undersigned on January 6, 2011, at the Annual Meeting of Stockholders to be held on Tuesday, March 1, 2011, or any postponement or adjournment thereof.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, AND EVERY 1 YEAR FOR ITEM 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be voted on reverse side.)